Exhibit 10.1

CREDIT AGREEMENT

dated as of

April 30, 2010

among

EXCO RESOURCES, INC.,

as Borrower

CERTAIN SUBSIDIARIES OF BORROWER,

as Guarantors

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

and

J.P. MORGAN SECURITIES INC.,

as Sole Bookrunner and Co-Lead Arranger

WELLS FARGO SECURITIES, LLC,

as Co-Lead Arranger

BANK OF AMERICA, N.A. and BNP PARIBAS,

as Co-Lead Arrangers and Co-Syndication Agents

ROYAL BANK OF CANADA,

as Co-Lead Arranger and Co-Documentation Agent

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agent

$1,500,000,000 Senior Secured Credit Facility

i

Section 11.14.	USA PATRIOT Act	102
Section 11.15.	Original Credit Agreements	102
Section 11.16.	Reaffirmation and Grant of Security Interest	102
Section 11.17.	Reallocation of Commitments and Loans	102

SCHEDULES:

Schedule 1.01	–	Existing Letters of Credit
Schedule 2.01	–	Applicable Percentages and Commitments
Schedule 4.06	–	Disclosed Matters
Schedule 4.13	–	Capitalization and Credit Party Information
Schedule 7.01	–	Existing Indebtedness
Schedule 7.02	–	Existing Liens
Schedule 7.07	–	Transactions with Affiliates
Schedule 7.08	–	Existing Restrictions

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	Form of Opinion of Borrower’s Counsel
Exhibit C	–	Form of Counterpart Agreement
Exhibit D	–	Form of Solvency Certificate
Exhibit E	–	Form of Note
Exhibit F	–	Form of Lender Certificate

i

CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of April 30, 2010, among EXCO RESOURCES, INC., a Texas corporation, as Borrower, CERTAIN SUBSIDIARIES OF BORROWER, as Guarantors, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

RECITALS

WHEREAS, the Borrower, certain Subsidiaries of the Borrower, certain of the Lenders and JPMorgan Chase Bank, N.A., as administrative agent have entered into that certain Second Amended and Restated Credit Agreement, dated as of May 2, 2007 (as amended, supplemented or otherwise modified from time to time prior to the Effective Date, the “Original EXCO Credit Agreement”), pursuant to which the lenders party thereto agreed to provide the Borrower with a revolving credit facility in the form and upon the terms and conditions set forth therein;

WHEREAS, EXCO Operating Company, LP, a Delaware limited partnership and indirect subsidiary of the Borrower (“EOC”), certain Subsidiaries of EOC, certain of the Lenders and JPMorgan Chase Bank, N.A., as administrative agent have entered into that certain Amended and Restated Credit Agreement, dated as of March 30, 2007 (as amended, supplemented or otherwise modified from time to time prior to the Effective Date, the “Original EOC Credit Agreement; and together with the Original EXCO Credit Agreement, the “Original Credit Agreements”), pursuant to which the lenders party thereto agreed to provide EOC with a revolving credit facility in the form and upon the terms and conditions set forth therein;

WHEREAS, the Borrower, EOC, JPMorgan Chase Bank, N.A. and each of the Lenders party to the Original EOC Credit Agreement have entered into that certain Assignment, Assumption and Joinder Agreement, dated as of April 30, 2010, pursuant to which EOC has (a) assigned all of its rights and obligations as “Borrower” under the Original EOC Credit Agreement to the Borrower and (b) agreed to become a Guarantor under the Original EOC Credit Agreement for all purposes and in all respects;

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders consolidate and amend and restate the Original Credit Agreements in their respective entireties, and the Administrative Agent and the Lenders have agreed to do so upon the terms and conditions set forth herein; and

WHEREAS, it is the intent of the parties hereto that this Agreement shall not constitute a novation of the obligations and liabilities existing under the Original Credit Agreements or constitute repayment of any such obligations and liabilities and that this Agreement shall amend and restate the Original Credit Agreements in their respective entireties.

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NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto hereby agree that the Original Credit Agreements are hereby consolidated and amended and restated in their respective entireties to read as set forth herein:

Article I

Definitions

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means, the acquisition by the Borrower or any Restricted Subsidiary, whether by purchase, merger (and, in the case of a merger with any such Person, with such Person being the surviving corporation) or otherwise, of all or substantially all of the Equity Interest of, or the business, property or fixed assets of or business line or unit or a division of, any other Person primarily engaged in the business of producing oil or natural gas or the acquisition by the Borrower or any Restricted Subsidiary of property or assets consisting of Oil and Gas Interests.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as contractual representative of the Lenders hereunder pursuant to Article X and not in its individual capacity as a Lender, and any successor agent appointed pursuant to Article X.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance Payment Contract” means any contract whereby any Credit Party either (a) receives or becomes entitled to receive (either directly or indirectly) any payment (an “Advance Payment”) to be applied toward payment of the purchase price of Hydrocarbons produced or to be produced from Oil and Gas Interests owned by any Credit Party and which Advance Payment is, or is to be, paid in advance of actual delivery of such production to or for the account of the purchaser regardless of such production, or (b) grants an option or right of refusal to the purchaser to take delivery of such production in lieu of payment, and, in either of the foregoing instances, the Advance Payment is, or is to be, applied as payment in full for such production when sold and delivered or is, or is to be, applied as payment for a portion only of the purchase price thereof or of a percentage or share of such production; provided that inclusion of the standard “take or pay” provision in any gas sales or purchase contract or any other similar contract shall not, in and of itself, constitute such contract as an Advance Payment Contract for the purposes hereof.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

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“Aggregate Applicable Percentage” means, with respect to each Lender at any time, the sum of such Lender’s Credit Exposure and Unused Commitment at such time divided by the sum of the Aggregate Credit Exposure and Aggregate Unused Commitment at such time, unless the Aggregate Commitment has been terminated in which case it shall be such Lender’s Credit Exposure at such time divided by the Aggregate Credit Exposure at such time.

“Aggregate Commitment” means, at any time, the sum of the Commitments of all the Lenders at such time, as such amount may be reduced or increased from time to time pursuant to Section 2.02 or Section 2.03; provided that such amount shall not at any time exceed the lesser of (a) the Maximum Facility Amount and (b) the Borrowing Base then in effect. If at any time the Borrowing Base is reduced below the Aggregate Commitment, the Aggregate Commitment shall be reduced automatically to the amount of the Borrowing Base in effect at such time. As of the Effective Date, the Aggregate Commitment is $1,300,000,000.

“Aggregate Credit Exposure” means, as of any date of determination, the sum of the Credit Exposure of all of the Lenders as of such date.

“Aggregate Specified Value” means as of any date of determination, the aggregate amount of Specified Value of all Oil and Gas Interests transferred, assigned or conveyed by EBG Acquisition, EXCO Caddo or any of their respective Subsidiaries to any Credit Party as of such date of determination.

“Aggregate Unused Commitment” means, as of any date of determination, the sum of the Unused Commitments of all the Lenders as of such date.

“Agreement” means this Credit Agreement, dated as of April 30, 2010 as it may be amended, restated, supplemented, or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus one-half of one percent ( 1/ 2 of 1%) and (c) the LMIR on such day plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LMIR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LMIR, respectively.

“Appalachian Area” has the meaning assigned to such term in the Marcellus Joint Development Agreement as in effect on the Marcellus JV Closing Date and as amended or restated thereafter so long as the Administrative Agent receives an executed copy of any agreement evidencing any amendment or restatement of such definition (or any definition used in such definition).

“Appalachian Region” means the region consisting of Kentucky, New York, Ohio, Pennsylvania, Tennessee, Virginia, West Virginia and any other state specified by the Borrower and acceptable to the Administrative Agent at such time.

“Appalachia Properties” means, at any time, Borrowing Base Properties owned by any Credit Party located in the Appalachian Region that according to the most recent Reserve Report evaluated by the Lenders to determine the Borrowing Base then in effect have no proved reserves from the Marcellus Shale.

EXCO CREDIT AGREEMENT – Page 3

“Applicable Percentage” means, with respect to any Lender at any time, the percentage of the Aggregate Commitment represented by such Lender’s Commitment at such time; provided that in the case of Section 2.21 only, when a Defaulting Lender exists, “Applicable Percentage” shall mean the percentage of the Aggregate Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. The initial amount of each Lender’s Applicable Percentage is as set forth on Schedule 2.01. If the Aggregate Commitment has terminated or expired, the Applicable Percentage of any Lender shall be determined based upon the Aggregate Commitment most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, with respect to any Eurodollar Loan or ABR Loan, or with respect to the Unused Commitment Fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurodollar Spread”, “ABR Spread” or “Unused Commitment Fee Rate”, as the case may be, based upon the Borrowing Base Usage applicable on such date:

Borrowing Base Usage	Eurodollar Spread	ABR Spread	Unused Commitment Fee Rate
> 90%	3.00%	2.00%	0.50%
> 75% and < 90%	2.75%	1.75%	0.50%
> 50% and < 75%	2.50%	1.50%	0.50%
> 25% and < 50%	2.25%	1.25%	0.50%
< 25%	2.00%	1.00%	0.50%

Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next change.

“Approved Counterparty” means, at any time and from time to time, (i) any Person engaged in the business of writing Swap Agreements for commodity, interest rate or currency risk that is acceptable to the Administrative Agent and has (or the credit support provider of such Person has), at the time Borrower or any Restricted Subsidiary enters into a Swap Agreement with such Person, a long term senior unsecured debt credit rating of BBB+ or better from S&P or Baa1 or better from Moody’s and (ii) any Lender Counterparty.

“Approved Fund” has the meaning assigned to such term in Section 11.04.

“Approved Petroleum Engineer” means Lee Keeling & Associates, Haas Petroleum Engineering Services, Inc. or any other reputable firm of independent petroleum engineers selected by the Borrower and approved by the Administrative Agent and the Required Lenders which approval shall not be unreasonably withheld.

EXCO CREDIT AGREEMENT – Page 4

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Aggregate Commitment.

“BG Development Costs” means the costs and expenses incurred in the conduct of development operations in the East Texas/North Louisiana Area pursuant to the BG JV Documents.

“BG Escrow Account” means that certain escrow account maintained at JPMorgan Chase Bank, N.A. and established by EOC and BG Production for the purpose of maintaining deposits from EOC representing, at any time, the estimated amount of EOC’s share of (x) development and capital costs for the forthcoming six (6) month period, plus (y) operating expenses for the forthcoming four (4) month period, in each case, as determined in accordance with the terms of the BG Joint Development Agreement.

“BG Gathering” means BG US Gathering Company, LLC, a Delaware limited liability company, and its successors and assigns.

“BG Joint Development Agreement” means that certain Joint Development Agreement, dated as of August 14, 2009, by and among BG Production, EOC and EXCO Production Company, LP, as amended, supplemented or otherwise modified from time to time to the extent permitted under the terms of this Agreement, pursuant to which the parties thereto entered into a joint development agreement to develop and operate certain oil and gas properties located in the East Texas/North Louisiana Area.

“BG Operating Account” means that certain controlled disbursement operating account maintained at JPMorgan Chase Bank, N.A. and established by EOC and BG Production for the purpose of funding the costs and expenses associated with the development of the East Texas/North Louisiana Area in accordance with the terms of the BG Joint Development Agreement.

“BG Production” means BG US Production Company, LLC, a Delaware limited liability company, and its successors and assigns.

“BG JV Documents” means the BG Joint Development Agreement, the TGGT Holdings LLC Agreement, the TGGT Contribution Agreement and any other documents, instruments, agreements or certificates contemplated by or executed in connection therewith, in each case, as the same may be amended, modified or supplemented from time to time to the extent permitted hereunder.

“Black Bear Gathering” means Black Bear Gathering, LLC, a Delaware limited liability company, and its successors and assigns.

EXCO CREDIT AGREEMENT – Page 5

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means (1) with respect to a corporation, the Board of Directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (2) with respect to a partnership, the Board of Directors of the general partner of the partnership; (3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and (4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” means EXCO Resources, Inc., a Texas corporation, and its successors and permitted assigns.

“Borrower Materials” has the meaning assigned to such term in Section 6.01.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means, at any time an amount equal to the amount determined in accordance with Section 3.01, as the same may be redetermined, adjusted or reduced from time to time pursuant to Section 3.02 and Section 3.03.

“Borrowing Base Deficiency” means, as of any date, the amount, if any, by which Aggregate Credit Exposure on such date exceeds the Borrowing Base in effect on such date; provided, that, for purposes of determining the existence and amount of any Borrowing Base Deficiency, obligations under any Letter of Credit will not be deemed to be outstanding to the extent such obligations are secured by cash in the manner contemplated by Section 2.07(j).

“Borrowing Base Properties” means all Oil and Gas Interests of the Borrower and the Restricted Subsidiaries evaluated by the Lenders for purposes of establishing the Borrowing Base.

“Borrowing Base Usage” means, as of any date and for all purposes, the quotient, expressed as a percentage, of (i) the Aggregate Credit Exposure as of such date divided by (ii) the Borrowing Base as of such date.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.05.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York or Dallas, Texas are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan or to determine LMIR, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and

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accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral Account” means a deposit account with, and in the name of, the Administrative Agent, for the benefit of the Lenders, established and maintained for the deposit of cash collateral required under or in connection with this Agreement and the other Loan Documents.

“Cash Management Obligations” means, with respect to any Credit Party, any obligations of such Credit Party owed to any Lender (or any Affiliate of any Lender) in respect of treasury management arrangements, depositary or other cash management services, including commercial credit card and merchant card services.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.16(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Effective Date), of Equity Interests representing more than thirty percent (30%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Borrower, (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Borrower by persons who were neither (i) nominated by the board of directors of Borrower nor (ii) appointed by directors so nominated, (c) the acquisition of direct or indirect Control of Borrower by any Person or group, or (d) the occurrence of a “Change of Control” as such term is defined in the Indenture.

“Charges” has the meaning assigned to such term in Section 11.13.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all assets, whether now owned or hereafter acquired by any Borrower or any other Credit Party, in which a Lien is granted or purported to be granted to any Secured Party as security for any Obligation.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01, or in the Assignment and Assumption or Lender Certificate pursuant to which such Lender shall have assumed or agreed to provide its Commitment, as applicable, as such commitment may be (a) reduced from time to time pursuant to Section 2.02, (b) increased from time to time as a result of such Lender delivering a Lender Certificate

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pursuant to Section 2.03, and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04; provided that any Lender’s Commitment shall not at any time exceed the lesser of (a) such Lender’s Applicable Percentage of the Maximum Facility Amount and (b) such Lender’s Applicable Percentage of the Borrowing Base then in effect. If at any time such Lender’s Applicable Percentage of the Borrowing Base then in effect is less than its Commitment, such Lender’s Commitment shall be reduced automatically to the amount of such Lender’s Applicable Percentage of the Borrowing Base then in effect.

“Common Resources” means Common Resources, L.L.C., a Delaware limited liability company, and its successors and assigns.

“Consolidated Current Assets” means, as of any date of determination, the total of (a) the consolidated current assets of the Borrower and the Restricted Subsidiaries determined in accordance with GAAP as of such date and calculated on a combined basis, plus, all Unused Commitments as of such date, (b) less any non-cash assets required to be included in consolidated current assets of the Borrower and the Restricted Subsidiaries as a result of the application of FASB Statement 133 as of such date.

“Consolidated Current Liabilities” means, as of any date of determination, the total of (a) consolidated current liabilities of the Borrower and the Restricted Subsidiaries, as determined in accordance with GAAP as of such date, (b) less current maturities of the Loans, (c) less, for any period ending on or after March 31, 2010, the current maturities of the Senior Notes outstanding on the Effective Date (to the extent permitted under Section 7.01(h) and without giving effect to any Permitted Refinancing), and (d) less any non-cash obligations required to be included in consolidated current liabilities of the Borrower and the Restricted Subsidiaries as a result of the application of FASB Statement 133 as of such date.

“Consolidated Current Ratio” means, as of any date of determination, the ratio of Consolidated Current Assets to Consolidated Current Liabilities as of such date.

“Consolidated EBITDAX” means, with respect to the Borrower and its Restricted Subsidiaries for any period, Consolidated Net Income for such period; plus, without duplication and to the extent deducted in the calculation of Consolidated Net Income for such period, the sum of (a) income or franchise Taxes paid or accrued; (b) Consolidated Interest Expense; (c) amortization, depletion and depreciation expense; (d) any non-cash losses or charges on any Swap Agreement resulting from the requirements of FASB Statement 133 for that period; (e) oil and gas exploration expenses (including all drilling, completion, geological and geophysical costs) for such period; (f) losses from sales or other dispositions of assets (other than Hydrocarbons produced in the ordinary course of business) and other extraordinary or non-recurring losses; (g) workover expenses for such period; (h) cash payments made during such period as a result of the early termination of any Swap Agreement (giving effect to any netting agreements); and (i) other non-cash charges (excluding accruals for cash expenses made in the ordinary course of business); minus, to the extent included in the calculation of Consolidated Net Income for such period; (j) the sum of (1) any non-cash gains on any Swap Agreements resulting from the requirements of FASB Statement 133 for that period; (2) extraordinary or non-recurring gains; and (3) gains from sales or other dispositions of assets (other than Hydrocarbons produced

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in the ordinary course of business); provided that, with respect to the determination of Borrower’s compliance with the Consolidated Leverage Ratio set forth in Section 7.11(b) for any period, Consolidated EBITDAX shall be adjusted to give effect, on a pro forma basis, to any Acquisitions made during such period as if such Acquisitions were made at the beginning of such period.

“Consolidated Funded Indebtedness” means, as of any date and without duplication, Indebtedness of the Borrower and the Restricted Subsidiaries of the type described in clauses (a), (b), (c), (d), (e), (f), (g) or (h) of the definition of Indebtedness, minus Surplus Cash.

“Consolidated Interest Expense” means for any period, without duplication, the aggregate of all interest paid or accrued by the Borrower and its Restricted Subsidiaries, on a consolidated basis, in respect of Indebtedness of any such Person, including all interest, fees and costs payable with respect to the obligations related to such Indebtedness (other than fees and costs which may be capitalized as transaction costs in accordance with GAAP) and the interest component of Capital Lease Obligations, all as determined in accordance with GAAP.

“Consolidated Leverage Ratio” has the meaning assigned to such term in Section 7.11(b).

“Consolidated Net Income” means for any period, the consolidated net income (or loss) of the Borrower and its Consolidated Subsidiaries, as applicable, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Consolidated Subsidiary of the Borrower, or is merged into or consolidated with the Borrower or any of its Consolidated Subsidiaries, as applicable, (b) the income (or deficit) of any Person in which any other Person (other than the Borrower or any of its Restricted Subsidiaries) has an Equity Interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Restricted Subsidiaries during such period and (c) the undistributed earnings of any Consolidated Subsidiary of the Borrower, to the extent that the declaration or payment of dividends or similar distributions by such Consolidated Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document or the Indenture) or by any law applicable to such Consolidated Subsidiary.

“Consolidated Subsidiaries” means, for any Person, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit C delivered by a Guarantor pursuant to Section 6.13.

“Co-Documentation Agent” means, so long as each such Person is a Lender, each Person identified as such on Schedule 2.01.

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“Co-Lead Arranger” means (a) J.P. Morgan, (b) so long as Wells Fargo Bank, National Association is a Lender, Wells Fargo Securities, LLC, and (c) so long as each such Person is a Lender, each other Person identified as such on Schedule 2.01.

“Co-Syndication Agent” means, so long as each such Person is a Lender, each Person identified as such on Schedule 2.01.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“Credit Parties” means collectively, Borrower, and each Guarantor and each individually, a “Credit Party”.

“Crude Oil” means all crude oil and condensate.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of the Loans within three (3) Business Days of the date required to be funded by it hereunder, (b) failed to fund any portion of its participations in Letters of Credit within three (3) Business Days of the date required to be funded by it hereunder, (c) notified the Borrower, the Administrative Agent, the Issuing Bank, or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement, (d) failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, (e) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute, or (f) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that the Administrative Agent shall provide written notice to any Lender determined by the Administrative Agent to be a Defaulting Lender hereunder (and the Administrative Agent shall provide a copy of such determination to the Borrower); provided, further, that no Lender that is a Lender as of the Effective Date shall be deemed to be a Defaulting Lender solely as a result of the acquisition or maintenance of an ownership interest in such Lender or a parent company of such Lender as of the Effective Date or the prior exercise of control over such Lender or a parent company of such Lender as of the Effective Date, in each case, by a Governmental Authority or an instrumentality thereof.

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“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 4.06.

“Disqualified Stock” means any Equity Interest, which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, on or prior to the Maturity Date.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is incorporated or formed under the laws of the United States of America, any state thereof or the District of Columbia.

“East Texas/North Louisiana Area” has the meaning assigned to such term in the BG Joint Development Agreement as in effect on the Effective Date and as amended or restated thereafter so long as the Administrative Agent receives an executed copy of any agreement evidencing any amendment or restatement of such definition (or any definition used in such definition).

“EBG Acquisition” means EBG Acquisition, LLC, a Delaware limited liability company, and its successors and assigns.

“Effective Date” means the date on which the conditions specified in Section 5.01 are satisfied (or waived in accordance with Section 11.02).

“Eligible Assignee” means any Person that qualifies as an assignee pursuant to Section 11.04(b)(i); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Engineered Value” means the value attributed to the Borrowing Base Properties for purposes of the most recent Redetermination of the Borrowing Base pursuant to Article III (or for purposes of determining the Initial Borrowing Base in the event no such Redetermination has occurred) based upon the discounted present value of the estimated net cash flow to be realized from the production of Hydrocarbons from the Borrowing Base Properties as set forth in the Reserve Report.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

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“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Credit Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“EOC” means EXCO Operating Company, LP, a Delaware limited partnership and its successors and permitted assigns.

“EOC Departing Lenders” means each of the lenders party to the Original EOC Credit Agreement that immediately prior to the effectiveness of this Agreement assign all of their rights and obligations as Lenders under the EOC Credit Agreement to one or more Lenders under this Agreement.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Credit Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the thirty (30) day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Credit Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Credit Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Credit Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

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“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article IX.

“Excluded Hedges” means, collectively, Swap Agreements that (a) are basis differential only swaps for volumes of Natural Gas included under other Swap Agreements permitted by Section 7.05 or (b) are a hedge of volumes of Crude Oil or Natural Gas by means of a price “floor” for which there exists no deferred obligation to pay the related premium or other purchase price or the only deferred obligation is to either pay the premium or other purchase price on each settlement date so long as such settlement date occurs at least monthly, or pay the financing for such premium or other purchase price.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.20(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.18(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.18(a).

“EXCO Caddo” means EXCO Caddo Acquisition, LLC, a Delaware limited liability company, and its successors and assigns.

“EXCO Departing Lenders” means each of the lenders party to the Original EXCO Credit Agreement that immediately prior to the effectiveness of this Agreement assign all of their rights and obligations as Lenders under the EXCO Credit Agreement to one or more Lenders under this Agreement.

“EXCO PA” means EXCO Resources (PA), Inc., a Delaware corporation, and its successors and assigns.

“EXCO Water” means EXCO Water Resources, LLC, a Delaware limited liability company, and its successors and assigns.

“EXCO WV” means EXCO Resources (WV), Inc., a Delaware corporation, and its successors and assigns.

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“Existing Letters of Credit” means the letters of credit issued under the Original Credit Agreements and set forth on the attached Schedule 1.01.

“Existing Swap Agreements” means any Swap Agreements entered into between any Credit Party and any Lender Counterparty (including any Lender Counterparty under and as defined in the Original Credit Agreements) prior to the Effective Date and in effect on the Effective Date.

“FASB” means Financial Accounting Standards Board.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100th of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100th of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain Fee Letter, dated March 15, 2010, among the Borrower, the Administrative Agent and J.P. Morgan, and any other fee letter executed and delivered by the Borrower in favor of the Administrative Agent and/or J.P. Morgan in connection with the execution and delivery of any Loan Document, including any amendment, modification, waiver or consent to this Agreement or any other Loan Document.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which any Credit Party is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America.

“Gas Balancing Agreement” means any agreement or arrangement whereby the Borrower or any Restricted Subsidiary, or any other party having an interest in any Hydrocarbons to be produced from Oil and Gas Interests in which the Borrower or any Restricted Subsidiary owns an interest, has a right to take more than its proportionate share of production therefrom.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity properly exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (in this definition, the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor,

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direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Liabilities” has the meaning assigned to such term in Section 8.01.

“Guarantor” means Borrower (with respect to the Obligations of the other Credit Parties) and each Restricted Subsidiary that is a party hereto or hereafter executes and delivers to the Administrative Agent and the Lenders, a Counterpart Agreement pursuant to Section 6.13 or otherwise.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hydrocarbons” means all Crude Oil and Natural Gas produced from or attributable to the Oil and Gas Interests of the Credit Parties.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

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“Indemnitee” has the meaning assigned to such term in Section 11.03.

“Indenture” means that certain Indenture dated as of January 20, 2004, by and among the Borrower, certain Subsidiaries of the Borrower and the Trustee, as in effect on the date hereof and as amended, modified, supplemented or restated from time to time thereafter as permitted under this Agreement.

“Information” has the meaning assigned to such term in Section 11.12.

“Initial Borrowing Base” has the meaning assigned to such term in Section 3.01.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.09.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each calendar quarter, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“IPC Water Supply Agreement” means that certain Agreement for Water Supply, dated effective as of March 1, 2010, between International Paper Company and EXCO Water, as amended, restated, supplemented or otherwise modified from time to time.

“Issuing Bank” means JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.07(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“JPMorgan Chase Bank” and “JPMorgan Chase Bank, N.A.” means JPMorgan Chase Bank, N.A., and its successors.

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“J.P. Morgan” means J.P. Morgan Securities Inc. in its capacity as sole bookrunner and a Co-Lead Arranger.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Certificate” has the meaning assigned to such term in Section 2.03.

“Lender Counterparty” means any Lender or any Affiliate of a Lender counterparty to a Swap Agreement with any Credit Party.

“Lender Hedging Obligations” means all obligations arising from time to time under Swap Agreements permitted hereunder and entered into from time to time between any Credit Party and a Lender Counterparty (including any such obligations under any Existing Swap Agreements); provided that if such Lender Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, Lender Hedging Obligations shall only include such obligations to the extent arising from transactions entered into at the time such Lender Counterparty was a Lender hereunder or an Affiliate of a Lender hereunder pursuant to any Swap Agreement or any Existing Swap Agreement.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or a Lender Certificate, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means the Existing Letters of Credit and any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

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“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“LMIR” means, for any day, a rate per annum equal to the rate for one month U.S. dollar deposits as reported on Reuters BBA Libor Rates Page 3750 as of 11:00 a.m., London time, on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market).

“Loan Documents” means this Agreement, any promissory notes executed in connection herewith, Security Instruments, the Letters of Credit (and any applications therefore and reimbursement agreements related thereto), the Fee Letter and any other agreements executed in connection with this Agreement.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority Lenders” means, at any time, Lenders having Credit Exposures and Unused Commitments representing more than fifty percent (50%) of the sum of the Aggregate Credit Exposure and all Unused Commitments at such time or, if the Aggregate Commitment has been terminated, Lenders having Credit Exposures representing more than fifty percent (50%) of the Aggregate Credit Exposure at such time.

“Marcellus Development Costs” means the costs and expenses incurred in the conduct of development operations in the Appalachian Area pursuant to the Marcellus JV Documents.

“Marcellus Holding Companies” means one or more Unrestricted Subsidiaries formed in connection with the Marcellus Joint Venture to facilitate the transfer of an undivided 49.75% interest in the Marcellus JV Oil and Gas Assets to the Marcellus JV Partner.

“Marcellus Joint Development Agreement” means that certain Joint Development Agreement among one or more of the Borrower’s Subsidiaries, the Marcellus JV Partner, the Marcellus Holding Companies and the Marcellus JV Operator with respect to the Marcellus Joint Venture; provided that the terms and conditions of such Joint Development Agreement are substantially similar to, and no less favorable to the Lenders than, those set forth in that certain draft Joint Development Agreement distributed to the Administrative Agent and the Lenders on or about April 28, 2010, as such Joint Development Agreement may thereafter be amended, supplemented or otherwise modified from time to time to the extent permitted under the terms of this Agreement.

“Marcellus Joint Venture” means that certain joint venture arrangement between the Borrower and one or more of its Subsidiaries and an unrelated third party (the “Marcellus JV

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Partner”) and one or more of its Subsidiaries to develop and operate the Marcellus JV Oil and Gas Assets; provided that such joint venture arrangement is consummated pursuant to and in accordance with the Marcellus JV Principal Documents without waiver or amendment of any material term or condition thereof not otherwise approved by the Majority Lenders.

“Marcellus JV Closing Date” means the date the Marcellus Joint Venture is consummated pursuant to and in accordance with the terms of the Marcellus JV Principal Documents without waiver or amendment of any material term or condition thereof not otherwise approved by the Majority Lenders; provided that the Marcellus JV Closing Date shall occur on or prior to the Redetermination of the Borrowing Base scheduled to occur on or about October 1, 2010.

“Marcellus JV Conditions” means with respect to the consummation of the Marcellus Joint Venture, the collective reference to the following conditions: (a) at the time of and immediately after giving effect to such transaction, no Default shall have occurred and be continuing, (b) the Marcellus Joint Venture is consummated on or prior to the Redetermination of the Borrowing Base scheduled to occur on or about October 1, 2010, (c) the Marcellus Joint Venture is consummated pursuant to and in accordance with the Marcellus JV Principal Documents without waiver or amendment of any material term or condition thereof not otherwise approved by the Majority Lenders, (d) the Borrower receives not less than $650,000,000 in Net Cash Proceeds at closing in connection with the consummation of the Marcellus Joint Venture, (e) the Marcellus JV Partner commits at least $100,000,000 to pay 75% of the Credit Parties’ share of the deep rights and development costs for the Marcellus JV Oil and Gas Assets, (f) the Borrower prepays the Loans to the extent required by Section 2.12(c) as a result of the reduction in the Borrowing Base pursuant to Section 3.05, (g) on or before the Marcellus JV Closing Date, the Credit Parties take all actions necessary to comply with Sections 6.09(b), 6.13 and 6.14, (h) notwithstanding anything to the contrary contained in Section 7.05, within ten (10) days after the consummation of the Marcellus Joint Venture, the Borrower (1) enters into Swap Modifications to the extent required to cause the aggregate notional volume of Crude Oil and Natural Gas under all Swap Agreements then in effect to be no greater than the percentages of forecasted production from total proved reserves permitted pursuant to Section 7.05 as if the Borrower was entering into a new transaction under a Swap Agreement as of the date of such sale and (2) applies the net cash proceeds received as a result of each Swap Modification to prepay the Loans, and (i) upon the request of the Administrative Agent or any Lender, the Borrower provides to the Administrative Agent or such Lender (1) at any time prior to the Marcellus JV Closing Date, drafts of any of the Marcellus JV Documents, and (2) from and after the Marcellus JV Closing Date, an executed copy of any of the Marcellus JV Documents.

“Marcellus JV Documents” means the Marcellus Joint Development Agreement, the Marcellus Operator LLC Agreement, the Marcellus Transfer Agreement and any other documents, instruments, agreements or certificates contemplated by, or executed in connection with, the Marcellus Joint Venture, in each case, as the same may be amended, modified or supplemented from time to time to the extent permitted hereunder.

“Marcellus JV Principal Documents” means the Marcellus Joint Development Agreement, the Marcellus Operator LLC Agreement, and the Marcellus Transfer Agreement, in each case, as the same may be amended, modified or supplemented from time to time to the extent permitted hereunder.

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“Marcellus JV Oil and Gas Assets” has the meaning assigned to the term “Subject Oil and Gas Assets” in the Marcellus Joint Development Agreement as in effect on the Marcellus JV Closing Date and as amended or restated thereafter so long as the Administrative Agent receives an executed copy of any agreement evidencing any amendment or restatement of such definition (or any definition used in such definition).

“Marcellus JV Operator” means the operator of the Marcellus JV Oil and Gas Assets located in the Appalachian Area.

“Marcellus JV Partner” has the meaning assigned to such term in the definition of “Marcellus Joint Venture”.

“Marcellus Midstream Assets” means the gas gathering and pipeline systems and related facilities associated with the Marcellus Shale portion of the Marcellus JV Oil and Gas Assets.

“Marcellus Midstream Owner” means the direct or indirect owner of the Marcellus Midstream Assets.

“Marcellus Operator LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Marcellus JV Operator; provided that the terms and conditions of such Marcellus JV Operator are substantially similar to, and no less favorable to the Lenders than, those set forth in that certain draft Limited Liability Company Agreement distributed to the Administrative Agent and the Lenders on or about April 28, 2010, as such Limited Liability Company Agreement may thereafter be amended, supplemented or otherwise modified from time to time to the extent permitted under the terms of this Agreement.

“Marcellus Shale” means (a) with respect to the Commonwealth of Pennsylvania, those subsurface depths that are below the base of (but excluding) the Haskill Sandstone Formation (Base of Elk Sequence) formation at a measured depth of 2,758’, as identified by the Litho Density Compensated Neutron Array Induction Temperature Log dated June 7, 2005 of the Seneca Resources operated Fee PGS SGL No. 44 (API 37-047-23649) located in Elk County, Pennsylvania, (b) with respect to the State of West Virginia, those subsurface depths that are below the base of (but excluding) the Brallier Formation (Base of Elk Sequence) formation at a measured depth of 6,612’, as identified by the Litho Density Compensated Neutron Array Induction Temperature Log dated October 8, 2008 of the EXCO – North Coast Energy, Inc. operated Wentz 4HS (API 47-001-02982) located in Barbour County, West Virginia, recognizing that actual depths may vary, and (c) with respect to the State of New York, those subsurface depths that are below the base of (but excluding) the Genesee Formation at a measured depth of 2,548’, as identified by the Density/Neutron, Gamma/Temperature Log dated May 6, 2005 of the Fortuna Energy, Inc. operated Cotton-Hanlon #1 well (API 31-107-23185) located in Tioga County, New York.

“Marcellus Transfer Agreement” means that certain Membership Interest Transfer Agreement among the Borrower or one or more of its Restricted Subsidiaries and the Marcellus JV Partner pursuant to which the Borrower or one or more of its Restricted Subsidiaries transfers

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to the Marcellus JV Partner (a) 100% of the Equity Interests of the Marcellus Holding Companies and (b) 50% of the Equity Interests of each of the Marcellus JV Operator and the Marcellus Midstream Owner; provided that the terms and conditions of such Membership Interest Transfer Agreement are substantially similar to, and no less favorable to the Lenders than, those set forth in that certain draft Membership Interest Transfer Agreement distributed to the Administrative Agent and the Lenders on or about April 28, 2010, as such Membership Interest Transfer Agreement may thereafter be amended, supplemented or otherwise modified from time to time to the extent permitted under the terms of this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the assets or properties, financial condition, businesses or operations of the Borrower and the Restricted Subsidiaries taken as a whole, (b) the ability of any Credit Party to carry out its business as of the date of this Agreement or as proposed at the date of this Agreement to be conducted, (c) the ability of any Credit Party to perform fully and on a timely basis its respective obligations under any of the Loan Documents to which it is a party, or (d) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent or the Lenders under this Agreement and the other Loan Documents.

“Material Domestic Subsidiary” means any Domestic Subsidiary that owns or holds assets, properties or interests (including Oil and Gas Interests, whether owned directly or indirectly) with an aggregate fair market value, on a consolidated basis, greater than five percent (5%) of the aggregate fair market value of all of the assets, properties and interests (including Oil and Gas Interests, whether owned directly or indirectly) of the Borrower and the Restricted Subsidiaries, on a consolidated basis.

“Material Gas Imbalance” means, with respect to all Gas Balancing Agreements to which Borrower or any Restricted Subsidiary is a party or by which any Oil and Gas Interests owned by Borrower or a Restricted Subsidiary is bound, a net overproduced gas imbalance to Borrower and the Restricted Subsidiaries, taken as a whole, in excess of $10,000,000.

“Material Indebtedness” means Indebtedness under the Senior Notes (and any Permitted Refinancing thereof) and any other Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of the Borrower or any one or more of the Restricted Subsidiaries in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Guarantor in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Guarantor would be required to pay if such Swap Agreement were terminated at such time.

“Material Sales Contract” means, as of any date of determination, any agreement for the sale of Hydrocarbons from the Borrowing Base Properties to which the Borrower or any Restricted Subsidiary is a party if the aggregate volume of Hydrocarbons sold pursuant to such agreement during the twelve (12) months immediately preceding such date equals or exceeds ten percent (10%) of the aggregate volume of Hydrocarbons sold by the Borrower and the Restricted Subsidiaries, on a consolidated basis, from the Borrowing Base Properties during the twelve (12) months immediately preceding such date.

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“Maturity Date” means April 30, 2014.

“Maximum Facility Amount” means $1,500,000,000.

“Maximum Liability” has the meaning assigned to such term in Section 8.10.

“Maximum Rate” has the meaning assigned to such term in Section 11.13.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Properties” means the Oil and Gas Interests described in one or more duly executed, delivered and filed Mortgages evidencing a Lien prior and superior in right to any other Person in favor of the Administrative Agent for the benefit of the Secured Parties and subject only to the Liens permitted pursuant to Section 7.02.

“Mortgages” means all mortgages, deeds of trust, amendments to mortgages, security agreements, assignments of production, pledge agreements, collateral mortgages, collateral chattel mortgages, collateral assignments, financing statements and other documents, instruments and agreements evidencing, creating, perfecting or otherwise establishing the Liens required by Section 6.09. All Mortgages shall be in form and substance satisfactory to Administrative Agent in its sole discretion.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Natural Gas” means all natural gas, distillate or sulphur, natural gas liquids and all products recovered in the processing of natural gas (other than condensate) including, without limitation, natural gasoline, coalbed methane gas, casinghead gas, iso-butane, normal butane, propane and ethane (including such methane allowable in commercial ethane).

“Net Cash Proceeds” means, (A) with respect to any sale, transfer, assignment or other disposition of any Borrowing Base Properties (whether pursuant to a sale, transfer, assignment or other disposition of Equity Interests of a Restricted Subsidiary or otherwise) by the Borrower or any Restricted Subsidiary, the excess, if any, of (a) the sum of cash and cash equivalents received in connection with such sale, but only as and when so received, over (b) the sum of (i) the principal amount of any Indebtedness that is secured by Liens on such asset senior to Liens securing the Obligations and that is required to be repaid in connection with the sale thereof (other than the Loans), (ii) the out-of-pocket expenses incurred by the Borrower or such Restricted Subsidiary in connection with such sale, (iii) all legal, title and recording tax expense and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP as a consequence of such sale, (iv) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such sale, (v) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such sale and retained by the Borrower or any Restricted Subsidiary after such sale, (vi) cash payments made to satisfy obligations resulting from Swap Modifications or the early termination of any Swap Agreements in connection with or as a result of any such sale or other disposition of Borrowing Base Properties, and (vii) any portion of the purchase price from such sale placed in escrow,

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whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such sale or otherwise in connection with such sale; provided, however, that upon the termination of that escrow, Net Cash Proceeds will be increased by any portion of funds in the escrow that are released to the Borrower or any Restricted Subsidiary, (B) with respect to any Permitted Refinancing, the cash proceeds from such refinancing net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, and (C) with respect to any Swap Modification by the Borrower or any Restricted Subsidiary, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such Swap Modification (after giving effect to any netting arrangements), over (ii) the out-of-pocket expenses incurred by the Borrower or such Restricted Subsidiary in connection with such Swap Modification.

“Net Working Capital” means, on any date of determination, the sum of (a) Consolidated Current Assets as of such date (calculated without including Unused Commitments as of such date) minus (b) Consolidated Current Liabilities as of such date.

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.20(c).

“Obligations” means (a) any and all obligations of every nature, contingent or otherwise, whether now existing or hereafter arising, of any Credit Party from time to time owed to the Administrative Agent, the Issuing Bank, the Lenders or any of them under any Loan Document, whether for principal, interest, reimbursement of amounts drawn under any Letter of Credit, funding indemnification amounts, fees, expenses, indemnification or otherwise, (b) Lender Hedging Obligations and (c) Cash Management Obligations.

“Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capital Lease Obligation, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, (iv) any Material Gas Imbalance, (v) any Advance Payment Contract, or (vi) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from the foregoing clauses (iii) through (vi) operating leases and usual and customary oil, gas and mineral leases.

“Oil and Gas Interest(s)” means: (a) direct and indirect interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, direct or indirect, including, without limitation, wellbore interests, working, royalty and overriding royalty interests, mineral interests, leasehold interests, production payments, operating rights, net profits interests, other non-working interests, contractual interests, non-operating interests and rights in any pooled, unitized or communitized acreage by virtue of such interest being a part thereof; (b) interests in and rights with respect to Hydrocarbons other minerals or revenues therefrom and contracts and agreements in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization, communitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and, in each case, interests thereunder), and surface interests, fee interests, reversionary interests, reservations and concessions related to any of the

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foregoing; (c) easements, rights-of-way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; (d) interests in oil, gas, water, disposal and injection wells, equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible or intangible, movable or immovable, real or personal property and fixtures located on, associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (e) all seismic, geological, geophysical and engineering records, data, information, maps, licenses and interpretations.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its certificate of formation or articles of organization, as amended, and its limited liability company agreement or operating agreement, as amended.

“Original Credit Agreements” has the meaning assigned to such term in the recitals to this Agreement.

“Original EOC Credit Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Original EXCO Credit Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Original Loans” means the loans and other extensions of credit outstanding under the Original Credit Agreements as of the Effective Date.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant” has the meaning assigned to such term in Section 11.04.

“Payment Currency” has the meaning assigned to such term in Section 8.07.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.04;

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(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, and contractual Liens granted to operators and non-operators under oil and gas operating agreements, in each case, arising in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Interests and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 6.04; provided that any such Liens that are imposed under the BG JV Documents and the Marcellus JV Documents on a unit-by-unit basis shall cover only the assets and properties located in the drilling and production unit in which unpaid obligations are outstanding and not any other drilling or production unit;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article IX;

(f) easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases, and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Credit Party;

(g) royalties, overriding royalties, reversionary interests and similar burdens with respect to the Oil and Gas Interests owned by the Borrower or such Restricted Subsidiary, as the case may be, if the net cumulative effect of such burdens does not operate to deprive the Borrower or any Restricted Subsidiary of any material right in respect of its assets or properties (except for rights customarily granted with respect to such interests);

(h) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business covering the property under the lease; and

(i) preferential rights to purchase, and provisions requiring a third party’s consent prior to assignment and similar restraints on alienation, in each case, granted pursuant to an oil and gas operating agreement and arising in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Interests; provided such right, requirement or restraint does not materially affect the value of such Oil and Gas Interests;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness (other than contractual Liens described in the foregoing clause (b) granted to operators and non-operators under oil and gas operating agreements to the extent the obligations secured by such Liens constitute Indebtedness).

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“Permitted Investments” means:

(a) U.S. Government Securities;

(b) investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within one hundred eighty (180) days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act of 1933, as amended) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(c) investments in deposits available for withdrawal on demand with any commercial bank that is organized under the laws of any country in which the Borrower or any Restricted Subsidiary maintains an office or is engaged in the oil and gas business; provided, however, that (i) all such deposits have been made in such accounts in the ordinary course of business and (ii) such deposits do not at any one time exceed $10,000,000 in the aggregate;

(d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(e) investments in commercial paper, maturing not more than ninety (90) days after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-l” (or higher) according to S&P;

(f) investments in securities with maturities of six (6) months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s; and

(g) investments in money market funds that invest substantially all their assets in securities of the types described in clauses (a) through (f) above.

“Permitted Refinancing” means any Indebtedness of any Credit Party, and Indebtedness constituting Guarantees thereof by any Credit Party, incurred or issued in exchange for, or the Net Cash Proceeds of which are used solely to extend, refinance, renew, replace, defease or refund, existing Senior Notes, in whole or in part, from time to time; provided that (a) the principal amount of such Permitted Refinancing (or if such Permitted Refinancing is issued at a discount, the initial issuance price of such Permitted Refinancing) does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of any premiums, accrued and unpaid interest, fees and expenses incurred in connection therewith), (b) such Permitted Refinancing does not provide for any scheduled

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repayment, mandatory redemption or payment of a sinking fund obligation prior to the date that is one year after the Maturity Date, (c) the covenant, default and remedy provisions of such Permitted Refinancing are not materially more onerous to the Borrower and its Subsidiaries than those imposed by the existing Senior Notes, (d) the mandatory prepayment, repurchase and redemption provisions of such Permitted Refinancing are not materially more onerous to the Borrower and its Subsidiaries than those imposed by the existing Senior Notes, (e) the non-default cash interest rate on the outstanding principal balance of such Permitted Refinancing does not exceed the prevailing market rate then in effect for similarly situated credits at the time such Permitted Refinancing is incurred, (f) such Permitted Refinancing is expressly subordinate to the payment in full of all of the Obligations and the subordination provisions contained therein are at least as favorable to the Secured Parties as the subordination provisions contained in the Senior Note Documents, (g) such Permitted Refinancing is unsecured, and (h) no Subsidiary of the Borrower is required to Guarantee such Permitted Refinancing unless such Subsidiary is (or concurrently with any such Guarantee becomes) a Guarantor hereunder.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 6.01.

“Pledge Agreement” means a Pledge and Security Agreement in favor of the Administrative Agent for the benefit of the Secured Parties covering, among other things, the rights and interests of Borrower or any Restricted Subsidiary in the Equity Interest of each Restricted Subsidiary and of each Affiliate that is an operator of any Borrowing Base Properties (other than the Equity Interests of the Borrower) and otherwise in form and substance satisfactory to the Administrative Agent.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City, each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. THE PRIME RATE IS A REFERENCE RATE AND MAY NOT BE JPMORGAN CHASE BANK, N.A.’S LOWEST RATE.

“Projections” means the Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with the historical financial statements described in Section 4.04 and after giving effect to the Transactions, together with appropriate supporting details and a statement of underlying assumptions, in each case in form and substance satisfactory to the Lenders and for the period from the Effective Date through December 31, 2014.

“Public Lender” has the meaning assigned to such term in Section 6.01.

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“Redetermination” means any Scheduled Redetermination or Special Redetermination.

“Redetermination Date” means each date on which the Borrowing Base is redetermined pursuant to the terms hereof, which shall be (a) with respect to any Scheduled Redetermination, on or about April 1 and October 1 of each year, commencing October 1, 2010, (b) with respect to any Special Redetermination requested by the Borrower, the first day of the first month which is not less than twenty (20) Business Days following the date of such request by the Borrower for a Special Redetermination and (c) with respect to any Special Redetermination requested by the Required Lenders, the date notice of such Redetermination is delivered to the Borrower pursuant to Section 3.04.

“Register” has the meaning assigned to such term in Section 11.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required ET/NL Assignments” has the meaning assigned to such term in Section 7.03.

“Required JV Assignments” means, collectively, the Required ET/NL Assignments and the Required Marcellus Assignments.

“Required Lenders” means, at any time, Lenders having Credit Exposures and Unused Commitments representing at least sixty-six and two-thirds percent (66- 2/3%) of the sum of the Aggregate Credit Exposure and all Unused Commitments of all Lenders at such time or, if the Aggregate Commitment has been terminated, Lenders having Credit Exposures representing at least sixty-six and two-thirds percent (66- 2/3%) of the Aggregate Credit Exposure of all Lenders at such time.

“Required Marcellus Assignments” has the meaning assigned to such term in Section 7.03.

“Reserve Report” means an unsuperseded engineering analysis of the Borrowing Base Properties, in form and substance reasonably acceptable to the Administrative Agent, prepared in accordance with customary and prudent practices in the petroleum engineering industry.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, principal accounting officer, treasurer or assistant treasurer of a Credit Party. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Credit Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any Credit Party or any option, warrant or other right to acquire any such Equity Interests in any Credit Party.

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“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Sale and Leaseback Transaction” means any sale or other transfer of any property by any Person with the intent to lease such property as lessee.

“Scheduled Redetermination” means any redetermination of the Borrowing Base pursuant to Section 3.02.

“Secured Party” means the Administrative Agent, any Lender, any Lender Counterparty and any other holder of Obligations including any Cash Management Obligations and Lender Hedging Obligations.

“Security Instruments” means collectively, all Guarantees of the Obligations evidenced by the Loan Documents and all mortgages, security agreements, pledge agreements, collateral assignments and other collateral documents covering the Oil and Gas Interests of the Borrower and the Restricted Subsidiaries and the Equity Interests of the Restricted Subsidiaries and other personal property, equipment, oil and gas inventory and proceeds of the foregoing, all such documents to be in form and substance reasonably satisfactory to the Administrative Agent.

“Senior Note Documents” means the Senior Notes, the Indenture, the Senior Notes Guaranty, collectively, or each of such documents singularly, and any documents or instruments contemplated by or executed in connection with any of them.

“Senior Notes” means the 7 1/4% Senior Notes due 2011 of the Borrower issued pursuant to the Indenture, as amended, modified or supplemented from time to time in accordance with the terms hereof.

“Senior Notes Guaranty” means a supplemental indenture, in a form satisfactory to the Agent, pursuant to which a Subsidiary guarantees the Borrower’s obligations with respect to the Senior Notes on the terms provided for in the Indenture.

“Special Redetermination” means any redetermination of the Borrowing Base made pursuant to Section 3.03.

“Specified Value” means on any date of determination, with respect to each transfer, assignment or conveyance of Oil and Gas Interests by EBG Acquisition, EXCO Caddo or any of their respective Subsidiaries to any Credit Party, the lesser of (a) the Engineered Value of such Oil and Gas Interests as determined by the Administrative Agent as of such date of determination and (b) the drilling and development costs paid prior to such date of determination with the proceeds of investments made pursuant to clause (j) of Section 7.04 to develop such Oil and Gas Interests.

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“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Borrower.

“Super-Majority Lenders” means, at any time, Lenders having Credit Exposures and Unused Commitments representing at least eighty percent (80%) of the sum of the Aggregate Credit Exposure and all Unused Commitments at such time or, if the Aggregate Commitment has been terminated, Lenders having Credit Exposures representing at least eighty percent (80%) of the Aggregate Credit Exposure at such time.

“Surplus Cash” means the lesser of (i) cash and cash equivalents of the Borrower and its Restricted Subsidiaries, on a consolidated basis, that constitute Permitted Investments and (ii) the amount by which Net Working Capital exceeds zero ($0.00).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Credit Parties shall be a Swap Agreement.

“Swap Modification” means the amendment, modification, cancellation, monetization, sale, transfer, assignment, early termination or other disposition of any Swap Agreement (including any Existing Swap Agreement) for Crude Oil or Natural Gas.

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“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“TGGT Contribution Agreement” means that certain Contribution Agreement, effective as of January 1, 2009, among EOC, Vaughan Holding Company, LLC and BG Gathering, as amended, supplemented or otherwise modified from time to time to the extent permitted under the terms of this Agreement.

“TGGT Holdings” means TGGT Holdings, LLC, a Delaware limited liability company, and its successors and assigns.

“TGGT Holdings LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement, dated as of August 14, 2009, among BG Gathering, EOC, TGGT Holdings, and the Administrative Agent, as amended, supplemented or otherwise modified from time to time to the extent permitted under the terms of this Agreement.

“Transactions” means (i) the execution, delivery and performance by the Credit Parties of this Agreement and the Loan Documents, (ii) the borrowing of Loans, (iii) the use of the proceeds thereof, and (iv) the issuance of Letters of Credit hereunder.

“Trustee” means Wilmington Trust Company, in its capacity as trustee under the Indenture and its permitted successors under the Indenture.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unrestricted Subsidiary” means (a) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Borrower in the manner provided below, (b) any Subsidiary of an Unrestricted Subsidiary, (c) TGGT Holdings and any of its Subsidiaries, (d) EBG Acquisition and any of its Subsidiaries, (e) Black Bear Gathering and any of its Subsidiaries, (f) EXCO Water and any of its Subsidiaries, (g) EXCO Caddo and any of its Subsidiaries, (h) Bonchasse Land Company, LLC, a Louisiana limited liability company and any of its Subsidiaries, (i) from and after the Marcellus JV Closing Date, the Marcellus JV Operator and any of its Subsidiaries, and (j) from and after the Marcellus JV Closing Date, the Marcellus Midstream Owner and any of its Subsidiaries. The Board of Directors of the Borrower may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries at the time of such designation or at any time thereafter (i) is a Material Domestic Subsidiary, (ii) owns Oil and Gas Interests included in the Borrowing Base Properties or (iii) guarantees, or is a primary obligor of, any indebtedness, liabilities or other obligations under any Senior Notes (or any Permitted Refinancing thereof).

“Unused Commitment” means, with respect to each Lender at any time, such Lender’s Commitment at such time minus such Lender’s Credit Exposure at such time.

“Unused Commitment Fee” has the meaning assigned to such term in Section 2.13(a).

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“U.S. Government Securities” means direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan” or an “ABR Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing” or an “ABR Borrowing”).

Section 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.05. Oil and Gas Definitions. For purposes of this Agreement, the terms “proved [or] proven reserves,” “proved developed reserves,” “proved [or] proven undeveloped reserves,” “proved [or] proven developed nonproducing reserves” and “proved [or] proven

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developed producing reserves,” have the meaning given such terms from time to time and at the time in question by the Society of Petroleum Engineers of the American Institute of Mining Engineers.

Section 1.06. Time of Day. Unless otherwise specified, all references to times of day shall be references to Central time (daylight or standard, as applicable).

Article II

The Credits

Section 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender that was a Lender under and as defined in the Original Credit Agreements agrees to continue the Original Loans and each Lender agrees to make Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (b) the Aggregate Credit Exposure exceeding the Aggregate Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

Section 2.02. Termination and Reduction of the Aggregate Commitment.

(a) Unless previously terminated, the Aggregate Commitment shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Aggregate Commitment; provided that (i) each reduction of the Aggregate Commitment shall be in an amount that is an integral multiple of $5,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the Aggregate Commitment if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11 and Section 2.12, the Aggregate Credit Exposure would exceed the Aggregate Commitment.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Commitment under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Aggregate Commitment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination of the Aggregate Commitment shall be permanent. Each reduction of the Aggregate Commitment shall be made ratably among the Lenders in accordance with their respective Commitment.

(d) With respect to any sale, transfer or disposition of Borrowing Base Properties (other than sales, transfers or dispositions permitted under Section 7.03(a)(vi)), the Borrowing Base shall be automatically reduced by an amount equal to the value assigned to such Borrowing Base Properties by the Required Lenders at the time of such sale, transfer or other disposition.

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Section 2.03. Additional Lenders; Increases in the Aggregate Commitment. If (a) no Default exists as of the date of such increase or would be caused by such increase, (b) the Borrower shall concurrently pay any additional fees required as a result of such increase, (c) immediately after giving effect to such increase, the Aggregate Commitment does not exceed the Borrowing Base then in effect, and (d) at the time of and immediately after giving effect to such increase, the Borrower is in pro forma compliance with the financial covenants set forth in Section 7.11 as of the last day of the most recently ended fiscal quarter for which the financial statements and compliance certificate required under Section 6.01 have been delivered to the Administrative Agent and the Lenders, the Borrower may, at any time and from time to time, increase the Aggregate Commitment to an amount not to exceed the Maximum Facility Amount by providing written notice of such increase to the Administrative Agent. Each Lender shall have the right, but not the obligation, in each such Lender’s sole discretion, to provide a portion of such increase in the Aggregate Commitment up to the portion of such increase that such Lender’s existing Commitment bears to the aggregate amount of the existing Commitments of all Lenders electing to participate in such requested increase by executing and delivering to the Borrower and the Administrative Agent a certificate substantially in the form of Exhibit F hereto (a “Lender Certificate”). In the event that within 10 Business Days of the Administrative Agent’s receipt of such written notice the existing Lenders fail to provide increases in their respective Commitments sufficient to satisfy such requested increase in the Aggregate Commitment, the Borrower may adjust the previously requested increase to reflect the increased Commitments of existing Lenders or one or more financial institutions reasonably acceptable to the Administrative Agent may become a Lender under this Agreement by executing and delivering to the Borrower and the Administrative Agent a Lender Certificate. Upon receipt by the Administrative Agent of Lender Certificates representing increases to existing Lender Commitments and/or Commitments from new Lenders as provided in this Section 2.03 in an aggregate amount equal to the requested increase (as the same may have been adjusted), (i) the Aggregate Commitment (including the Commitment of any Person that becomes a Lender by delivery of such a Lender Certificate) automatically without further action by the Borrower, the Administrative Agent or any Lender shall be increased on the effective date set forth in such Lender Certificates by the amount indicated in such Lender Certificates, (ii) the Register shall be amended to add the Commitment of each additional Lender or to reflect the increase in the Commitment of each existing Lender, and the Applicable Percentages of the Lenders shall be adjusted accordingly to reflect each additional Lender or the increase in the Commitment of each existing Lender, (iii) any such additional Lender shall be deemed to be a party in all respects to this Agreement and any other Loan Documents to which the Lenders are a party, and (iv) upon the effective date set forth in such Lender Certificate, any such Lender party to the Lender Certificate shall purchase and each existing Lender shall assign to such Lender a pro rata portion of the outstanding Credit Exposure of each of the existing Lenders such that the Lenders (including any additional Lender, if applicable) shall have the appropriate portion of the Aggregate Credit Exposure of the Lenders (based in each case on such Lender’s Applicable Percentage, as revised pursuant to this Section), and the Borrower shall have paid to the Lenders any amounts due pursuant to Section 2.17 as a result of such purchase and assignment.

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Section 2.04. Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.07(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of eight (8) Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.05. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., three (3) Business Days before the date of the proposed Eurodollar Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., one (1) Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.07(e) may be given not later than 10:00 a.m., on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or electronic mail to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.04:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

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(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.08.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.06. Reserved.

Section 2.07. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own or the account of any Restricted Subsidiary in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $100,000,000 and (ii) the Aggregate Credit Exposure shall not exceed the Aggregate Commitment.

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(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Aggregate Commitment, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m. on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon on the Business Day immediately following the day that the Borrower receives such notice; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.05 that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.08 with respect to Loans made by such Lender (and Section 2.08 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

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(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

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(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.14(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.13(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization.

(i) If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing at least sixty-six and two-thirds percent (66 2/3%) of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in the Cash Collateral Account an amount in cash equal to the total LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clauses (h) or (i) of Article IX.

(ii) All cash collateral provided by Borrower or any other Credit Party pursuant to the request of the Administrative Agent in accordance with Section 2.21(c) shall be deposited in the Cash Collateral Account.

(iii) Deposits in the Cash Collateral Account made pursuant to either the foregoing paragraph (i) of this Section 2.07(j) or Section 2.21(c) shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations

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under this Agreement and Borrower hereby grants a security interest in such cash and each deposit account into which such cash is deposited to secure the Obligations under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Cash Collateral Account. Other than interest at the rate per annum in effect for accounts of the same type maintained with the Administrative Agent at such time and any interest earned on the investment of such deposits, which investments shall be of the type described in clause (b) of the definition of Permitted Investments and shall be made by the Administrative Agent in consultation with the Borrower (unless an Event of Default shall have occurred and be continuing, in which case, such investments shall be made at the option and sole discretion of the Administrative Agent) and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in the Cash Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing sixty-six and two-thirds percent (66 2/3%) or more of the total LC Exposure), be applied to satisfy other Obligations under this Agreement.

(v) If the Borrower is required to provide cash collateral pursuant to either paragraph (i) of this Section 2.07(j) or Section 2.21(c), the amount of such cash collateral (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after (x) in the case of cash collateral provided pursuant to paragraph (i) above, all Events of Default have been cured or waived and (y) in the case of cash collateral provided pursuant to Section 2.21(c), the date on which such cash collateral is no longer required pursuant to Section 2.21(c).

Section 2.08. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.07(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such

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corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.09. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request; provided that all Borrowings on the Effective Date shall be ABR Borrowings. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.05 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or electronic mail to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.04:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

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If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Majority Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.10. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b) Borrower and each surety, endorser, guarantor and other party ever liable for payment of any sums of money payable under this Agreement, jointly and severally waive presentment and demand for payment, notice of intention to accelerate the maturity, protest, notice of protest and nonpayment, as to the payments due under this Agreement or any other Loan Document and as to each and all installments hereunder and thereunder, and agree that their liability under this Agreement or any other Loan Document shall not be affected by any renewal or extension in the time of payment hereof, or in any indulgences, or by any release or change in any security for the payment of the Obligations, and hereby consent to any and all such renewals, extensions, indulgences, releases or changes.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (d) or (e) of this Section shall be prima facie evidence of the existence and amounts of the obligations

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recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender or Participant may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender or Participant a promissory note payable to the order of such Lender or Participant (or, if requested by such Lender or Participant, to such Lender or Participant and its registered assigns) and in the form attached hereto as Exhibit E. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.11. Optional Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole and or in part, subject to prior notice in accordance with paragraph (b) of this Section; provided that any prepayment made at any time a Borrowing Base Deficiency exists shall be applied ratably to the prepayment of Borrowings to the extent required to eliminate such Borrowing Base Deficiency.

(b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or electronic mail) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m. three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m. one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination or reduction of the Aggregate Commitment as contemplated by Section 2.02, then such notice of prepayment may be revoked if such notice of termination or reduction is revoked in accordance with Section 2.02. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.04. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.14.

Section 2.12. Mandatory Prepayment of Loans.

(a) Except as otherwise provided in Section 2.12(b), in the event a Borrowing Base Deficiency exists, the Borrower shall either (a) within fifteen (15) days after written notice from the Administrative Agent to the Borrower of such Borrowing Base Deficiency, by instruments satisfactory in form and substance to the Lenders, provide the Lenders with additional security consisting of Oil and Gas Interests with value and quality satisfactory to the Lenders in their sole discretion to eliminate such Borrowing Base Deficiency, or prepay, subject to the payment of any funding indemnification amounts required by Section 2.17 but without premium or penalty,

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the principal amount of the Loans in an amount sufficient to eliminate such Borrowing Base Deficiency (or by a combination of such additional security and such prepayment eliminate such Borrowing Base Deficiency), or (b) within fifteen (15) days after written notice from the Administrative Agent to the Borrower of such Borrowing Base Deficiency, elect to prepay, subject to the payment of any funding indemnification amounts required by Section 2.17 but without premium or penalty, the principal amount of such Borrowing Base Deficiency in not more than six (6) equal monthly installments plus accrued interest thereon with the first such monthly payment being due upon the thirtieth (30th) day after the Borrower’s receipt of notice of such Borrowing Base Deficiency.

(b) If the Borrower or any Restricted Subsidiary sells, transfers or otherwise disposes of any Borrowing Base Properties at any time (whether pursuant to a sale, transfer, or other disposition of Equity Interests of a Restricted Subsidiary permitted pursuant to Section 7.03 or otherwise), the Borrower shall prepay the Borrowings to the extent necessary to eliminate any Borrowing Base Deficiency that may exist or that may have occurred as a result of such sale, transfer or other disposition within one (1) Business Day of the date it or any Restricted Subsidiary receives the Net Cash Proceeds from such sale, transfer or other disposition and any Net Cash Proceeds in excess of the amount necessary to eliminate any such Borrowing Base Deficiency shall be used within three hundred sixty (360) days after such disposition to (i) acquire property, plant and equipment or any business entity used or useful in carrying on the business of the Borrower and its Restricted Subsidiaries and having a fair market value at least equal to the fair market value of the properties sold or otherwise disposed of or to improve or replace any existing property of the Borrower and its Restricted Subsidiaries used or useful in carrying on the business of the Borrower and its Restricted Subsidiaries or (ii) prepay the Loans in accordance with the instructions of the Borrower (unless an Event of Default exists in which event any amounts prepaid shall be applied to the Loans at the discretion of the Administrative Agent).

(c) In the event a Borrowing Base Deficiency occurs as a result of the consummation of the Marcellus Joint Venture and the reduction in the Borrowing Base pursuant to Section 3.05, the Borrower shall prepay the Loans with the Net Cash Proceeds received as a result of the consummation of the Marcellus Joint Venture on the Business Day on which it receives such Net Cash Proceeds to the extent necessary to eliminate such Borrowing Base Deficiency.

(d) In the event that the Aggregate Credit Exposure exceeds (i) the Maximum Facility Amount or (ii) the Aggregate Commitment at any time other than, with respect to this clause (ii), as a result of the occurrence of a Borrowing Base Deficiency, the Borrower shall immediately prepay, without penalty or premium but otherwise subject to any funding indemnification amounts required by Section 2.17, the principal amount of the Loans to the extent necessary to eliminate such excess.

(e) Amounts applied to the prepayment of Borrowings pursuant to this Section shall be first applied ratably to ABR Borrowings then outstanding and, upon payment in full of all outstanding ABR Borrowings, second, to Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of

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days remaining in the Interest Period applicable thereto. Any prepayments pursuant to this Section shall be without penalty or premium but otherwise accompanied by accrued interest to the extent required by Section 2.14 and any funding indemnification amounts required by Section 2.17. Amounts applied to the payment of Borrowings pursuant to this Section may be reborrowed subject to and in accordance with the terms of this Agreement.

Section 2.13. Fees.

(a) The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, an unused commitment fee (the “Unused Commitment Fee”) equivalent to the Applicable Rate times the daily average of the Aggregate Unused Commitments. Such Unused Commitment Fee shall be calculated on the basis of a year consisting of 360 days. The Unused Commitment Fee shall be payable in arrears on the last day of March, June, September and December of each year, commencing with the first such date to occur after the Effective Date, and on the Maturity Date for any period then ending for which the Unused Commitment Fee shall not have been theretofore paid. In the event the Aggregate Commitment terminates on any date other than the last day of March, June, September or December of any year, the Borrower agrees to pay to the Administrative Agent, for the account of each Lender, on the date of such termination, the total Unused Commitment Fee due for the period from the last day of the immediately preceding March, June, September or December, as the case may be, to the date such termination occurs.

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate equal to 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Aggregate Commitment and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Aggregate Commitment terminates and any such fees accruing after the date on which the Aggregate Commitment terminates shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

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(c) Borrower agrees to pay to the Administrative Agent and J.P. Morgan, for their respective accounts, the fees set forth in the Fee Letter payable to the Administrative Agent and J.P. Morgan and such other fees payable in the amounts and at the times separately agreed upon between the Borrower, the Administrative Agent and J.P. Morgan.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of Unused Commitment Fees and participation fees, to the Lenders. Subject to Section 11.13, fees paid shall not be refundable under any circumstances.

Section 2.14. Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, two percent (2%) plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, two percent (2%) plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Aggregate Commitment and on the Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period at a time when no Borrowing Base Deficiency exists), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

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Section 2.15. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.16. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing

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Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth (i) the amount or amounts reasonably necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, (ii) the factual basis for such compensation and (iii) the manner in which such amount or amounts were calculated shall be delivered to the Borrower. Such certificate shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.17. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower within one hundred eighty (180) days after such Lender incurs such loss, cost or expense and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

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Section 2.18. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, setting forth (i) the amount of such payment or liability reasonably necessary to compensate the Administrative Agent, such Lender or the Issuing Bank, as the case may be, (ii) the factual basis for such compensation and (iii) the manner in which such amount or amounts were calculated, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

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(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower have paid additional amounts pursuant to this Section 2.18, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.18 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

Section 2.19. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.16, Section 2.17 or Section 2.18, or otherwise) prior to 12:00 noon on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at JPMorgan Chase Bank, N.A., Mail Code IL1-0010, 10 South Dearborn, 7th Floor, Chicago, Illinois 60603-2003, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 2.16, Section 2.17, Section 2.18 and Section 11.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest, fees and other Obligations then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties; provided that in the event such funds are received by and available to the Administrative Agent as a result of the exercise of any rights and remedies with respect to any collateral under the Security Instruments, the parties entitled to a ratable share of such funds pursuant to the foregoing clause (ii) and the determination of each

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parties’ ratable share shall include, on a pari passu basis, (x) the Lender Counterparties with respect to Lender Hedging Obligations then due and owing to each Lender Counterparty by any Credit Party as a result of the early termination of any transactions under any Swap Agreements (after giving effect to any netting agreements) and (y) any Lender or any of its Affiliates with respect to Cash Management Obligations then due and owing to such Lender or any of its Affiliates by any Credit Party.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise (including any right of set-off exercised with respect to a Swap Agreement), obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.07(d), Section 2.07(e), Section 2.08(b), Section 2.19(d) or Section 11.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof

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(i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent or the Issuing Bank to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections, in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.20. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.16, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or Section 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.16, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c) If (i) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions of this Agreement or any other Loan Document that requires approval of all of the Lenders under Section 11.02, the consent of Super-Majority Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required has not been obtained or (ii) a Lender is a Defaulting Lender; then, in each case, the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, elect to replace such Non-

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Consenting Lender or Defaulting Lender, as the case may be, as a Lender party to this Agreement in accordance with and subject to the restrictions contained in, and consents required by Section 11.04; provided that (x) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, and (y) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts). A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a consent by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply or, in the case of a Defaulting Lender, such Lender is no longer a Defaulting Lender.

Section 2.21. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) the fees described in Section 2.13(a) shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender;

(b) the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, Super-Majority Lenders, Required Lenders, or the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 11.02), provided that (i) any waiver, consent, amendment or modification requiring the consent of all Lenders shall require the consent of such Defaulting Lender (except in respect of any increases in the Borrowing Base or the Maximum Facility Amount), (ii) any waiver, consent, amendment or modification requiring the consent of each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender, and (iii) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender.

(c) if any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 5.02 are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within one (1) Business Day following notice by the Administrative Agent, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.07(j) for so long as such LC Exposure is outstanding;

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(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 2.21(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.13(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.21(c), then the fees payable to the Lenders pursuant to Section 2.13(a) and Section 2.13(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to Section 2.21(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all participation fees payable under Section 2.13(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated;

(d) so long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend, renew or extend any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.21(c); and

(e) the Borrower shall have the right, to the extent permitted by applicable law, to set-off any amounts owed to it or any of its Restricted Subsidiaries by any Defaulting Lender in respect of deposit account liabilities against amounts due by the Borrower to such Defaulting Lender under this Agreement; provided that the amount of such set-off shall not exceed the amount of such Defaulting Lender’s Credit Exposure and any accrued and unpaid interest with respect thereto.

In the event that the Administrative Agent, the Borrower, and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

Article III

Borrowing Base

Section 3.01. Reserve Report; Proposed Borrowing Base. During the period from the Effective Date until the first Redetermination after the Effective Date, the Borrowing Base shall be $1,300,000,000 (the “Initial Borrowing Base”). As soon as available and in any event by March 1 and September 1 of each year, beginning September 1, 2010, the Borrower shall deliver to the Administrative Agent and each Lender a Reserve Report, prepared as of the immediately

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preceding December 31 and June 30, respectively, in form and substance reasonably satisfactory to the Administrative Agent and prepared by an Approved Petroleum Engineer (or, in the case of the Reserve Report due on September 1 of each year, by either an Approved Petroleum Engineer or petroleum engineers employed by the Borrower), said Reserve Report to utilize economic and pricing parameters established from time to time by the Administrative Agent, together with such other information, reports and data concerning the value of the Borrowing Base Properties as the Administrative Agent shall deem reasonably necessary to determine the value of such Borrowing Base Properties. Simultaneously with the delivery to the Administrative Agent and the Lenders of each Reserve Report, the Borrower shall submit to the Administrative Agent and each Lender the Borrower’s requested amount of the Borrowing Base as of the next Redetermination Date. Promptly after the receipt by the Administrative Agent of such Reserve Report and Borrower’s requested amount for the Borrowing Base, the Administrative Agent shall submit to the Lenders a recommended amount of the Borrowing Base to become effective for the period commencing on the next Redetermination Date.

Section 3.02. Scheduled Redeterminations of the Borrowing Base; Procedures and Standards. Based in part on the Reserve Reports made available to the Administrative Agent and the Lenders pursuant to Section 3.01, the Lenders shall redetermine the Borrowing Base on or prior to the next Redetermination Date (or such date promptly thereafter as reasonably possible based on the engineering and other information available to the Lenders). Any Borrowing Base which becomes effective as a result of any Redetermination shall be subject to the following restrictions: (a) such Borrowing Base shall not exceed the Maximum Facility Amount, (b) to the extent such Borrowing Base represents an increase in the Borrowing Base in effect prior to such Redetermination, such Borrowing Base must be approved by all Lenders, and (c) to the extent such Borrowing Base represents a decrease in the Borrowing Base in effect prior to such Redetermination or a reaffirmation of such prior Borrowing Base, such Borrowing Base must be approved by the Administrative Agent and Required Lenders. If a redetermined Borrowing Base is not approved by the Administrative Agent and Required Lenders within twenty (20) days after the submission to the Lenders by the Administrative Agent of its recommended Borrowing Base pursuant to Section 3.01, or by all Lenders within such twenty (20) day period in the case of any increase in the Borrowing Base, the Administrative Agent shall notify each Lender that the recommended Borrowing Base, as the case may be, has not been approved and request that each Lender submit to the Administrative Agent within ten (10) days thereafter its proposed Borrowing Base. Promptly following the tenth (10th) day after the Administrative Agent’s request for each Lender’s proposed Borrowing Base, the Administrative Agent shall determine the Borrowing Base for such Redetermination by calculating the highest Borrowing Base then acceptable to the Administrative Agent and a number of Lenders sufficient to constitute Required Lenders (or all Lenders in the case of an increase in the Borrowing Base). Each Redetermination shall be made by the Lenders in their sole discretion, but based on the Administrative Agent’s and such Lender’s usual and customary procedures for evaluating Oil and Gas Interests as such exist at the time of such Redetermination, and including adjustments to reflect the effect of any Swap Agreements of the Borrower and the Restricted Subsidiaries as such exist at the time of such Redetermination. The Borrower acknowledges and agrees that each Redetermination shall be based upon the loan collateral value which the Administrative Agent and each Lender in its sole discretion (using such methodology, assumptions and discount rates as the Administrative Agent and such Lender customarily uses in assigning collateral value to Oil and Gas Interests) assigns to the Borrowing Base Properties at the time in question and

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based upon such other credit factors consistently applied (including, without limitation, the assets, liabilities, cash flow, business, properties, prospects, management and ownership of the Credit Parties) as the Administrative Agent and such Lender customarily considers in evaluating similar oil and gas credits. It is expressly understood that the Administrative Agent and Lenders shall have no obligation to designate the Borrowing Base at any particular amounts, except in the exercise of their discretion, whether in relation to the Maximum Facility Amount or otherwise. If the Borrower does not furnish all information, reports and data required to be delivered by any date specified in this Article III, unless such failure is not the fault of the Borrower, the Administrative Agent and Lenders may nonetheless designate the Borrowing Base at any amounts which the Administrative Agent and all Lenders or Required Lenders, as the case may be, in their reasonable discretion determine and may redesignate the Borrowing Base from time to time thereafter until the Administrative Agent and the Lenders receive all such information, reports and data, whereupon the Administrative Agent and all Lenders or Required Lenders, as the case may be, shall designate a new Borrowing Base, as described above.

Section 3.03. Special Redeterminations. In addition to Scheduled Redeterminations, the Borrower shall be permitted to request a Special Redetermination of the Borrowing Base once between each Scheduled Redetermination and the Required Lenders shall be permitted to request a Special Redetermination at any time. Any request by Borrower pursuant to this Section 3.03 shall be submitted to the Administrative Agent and each Lender and at the time of such request (or within twenty (20) days thereafter in the case of the Reserve Report) Borrower shall (1) deliver to the Administrative Agent and each Lender a Reserve Report prepared as of a date prior to the date of such request that is reasonably acceptable to the Administrative Agent and such other information which the Administrative Agent shall reasonably request, and (2) notify the Administrative Agent and each Lender of the Borrowing Base requested by Borrower in connection with such Special Redetermination. Any request by Required Lenders for a Special Redetermination pursuant to this Section 3.03 shall be submitted to the Administrative Agent and the Borrower. Any Special Redetermination shall be made by the Administrative Agent and Lenders in accordance with the procedures and standards set forth in Section 3.02; provided that no Reserve Report is required to be delivered to the Administrative Agent or the Lenders in connection with any Special Redetermination requested by the Required Lenders pursuant to this Section 3.03.

Section 3.04. Notice of Redetermination. Promptly following any Redetermination of the Borrowing Base, the Administrative Agent shall notify the Borrower of the amount of the redetermined Borrowing Base, which Borrowing Base shall be effective as of the date specified in such notice, and such Borrowing Base shall remain in effect for all purposes of this Agreement until the next Redetermination.

Section 3.05. Mandatory Borrowing Base Reduction. Upon the consummation of the Marcellus Joint Venture in accordance with the terms of this Agreement, the Borrowing Base then in effect shall be reduced by $100,000,000 and shall remain at such amount until the earlier of (i) the next Redetermination of the Borrowing Base and (ii) the date such Borrowing Base is otherwise reduced pursuant to the terms of this Agreement.

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Article IV

Representations and Warranties

Each Credit Party represents and warrants to the Lenders that (it being understood and agreed that with respect to the Effective Date such representations and warranties are deemed to be made concurrently with and after giving effect to the consummation of the Transactions):

Section 4.01. Organization; Powers. Each Credit Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 4.02. Authorization; Enforceability. The Transactions are within each Credit Party’s corporate, limited liability company or partnership powers and have been duly authorized by all necessary corporate, limited liability company or partnership and, if required, stockholder action. This Agreement has been duly executed and delivered by each Credit Party and constitutes a legal, valid and binding obligation of each Credit Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 4.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and, after the Effective Date, the filing of this Agreement and related Loan Documents by the Borrower with, and other required disclosures required by, the Securities and Exchange Commission pursuant to the requirements of the Securities Exchange Act of 1934, as amended, (b) will not violate any applicable law or regulation or the charter, by-laws or other Organizational Documents of the Borrower or any Restricted Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument evidencing Material Indebtedness or a Material Sales Contract binding upon the Borrower or any Restricted Subsidiary or any of their respective assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any Restricted Subsidiary, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Restricted Subsidiary not otherwise permitted under Section 7.02.

Section 4.04. Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders the consolidated balance sheet and related statements of income and cash flows of the Borrower and its Consolidated Subsidiaries (i) as of and for each of the fiscal years ended December 31, 2008, reported on by KPMG LLP, independent public accountants, and December 31, 2009, reported on by KPMG LLP, independent public accountants and (ii) as of and for the calendar months and portion of the fiscal year ended February 28, 2010, setting forth in comparative form the figures for the

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corresponding period of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Responsible Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absences of footnotes, in the case of the statements referred to in clause (ii).

(b) Since December 31, 2009, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Restricted Subsidiaries, taken as a whole (it being understood that changes in commodity prices for Hydrocarbons affecting the oil and gas industry as a whole do not constitute a material adverse change).

Section 4.05. Properties.

(a) Except as otherwise provided in Section 4.15 with respect to proved reserves included in the Oil and Gas Interests of the Borrower and each Restricted Subsidiary, the Borrower and each Restricted Subsidiary has good title to, or valid leasehold interests in, all such real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) The Borrower and each Restricted Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and such Restricted Subsidiaries, as the case may be, does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.06. Litigation and Environmental Matters.

(a) There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Restricted Subsidiary, (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any Restricted Subsidiary to the Borrower’s knowledge (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

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(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 4.07. Compliance with Laws and Agreements. The Borrower and each Restricted Subsidiary is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

Section 4.08. Investment Company Status. Neither the Borrower nor any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 4.09. Taxes. The Borrower and each Restricted Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 4.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of FASB Statement 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of FASB Statement 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of all such underfunded Plans.

Section 4.11. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any Restricted Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any Restricted Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to the Projections, the Borrower represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time.

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Section 4.12. Labor Matters. There are no strikes, lockouts or slowdowns against the Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened that could reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of the Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other Law dealing with such matters to the extent that such violation could reasonably be expected to have a Material Adverse Effect.

Section 4.13. Capitalization and Credit Party Information. Schedule 4.13 lists, as of the Effective Date (a) each Subsidiary that is an Unrestricted Subsidiary, (b) for the Borrower, its full legal name, its jurisdiction of organization and its federal tax identification number, and (c) for each Restricted Subsidiary its full legal name, its jurisdiction of organization, its federal tax identification number, the number of shares of capital stock or other Equity Interests outstanding and the owner(s) of such Equity Interests.

Section 4.14. Margin Stock. Neither the Borrower nor any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

Section 4.15. Oil and Gas Interests. Each Credit Party has good and defensible title to all proved reserves included in the Oil and Gas Interests (for purposes of this Section 4.15, “proved Oil and Gas Interests”) described in the most recent Reserve Report provided to the Administrative Agent, free and clear of all Liens except Liens permitted pursuant to Section 7.02. All such proved Oil and Gas Interests are valid, subsisting, and in full force and effect, and all rentals, royalties, and other amounts due and payable in respect thereof have been duly paid. Without regard to any consent or non-consent provisions of any joint operating agreement covering any Credit Party’s proved Oil and Gas Interests, such Credit Party’s share of (a) the costs for each proved Oil and Gas Interest described in the Reserve Report is not materially greater than the decimal fraction set forth in the Reserve Report, before and after payout, as the case may be, and described therein by the respective designations “working interests,” “WI,” “gross working interest,” “GWI,” or similar terms (except in such cases where there is a corresponding increase in the net revenue interest), and (b) production from, allocated to, or attributed to each such proved Oil and Gas Interest is not materially less than the decimal fraction set forth in the Reserve Report, before and after payout, as the case may be, and described therein by the designations “net revenue interest,” “NRI,” or similar terms. Each well drilled in respect of proved producing Oil and Gas Interests described in the Reserve Report (1) is capable of, and is presently, either producing Hydrocarbons in commercially profitable quantities or in the process of being worked over or enhanced, and the Credit Party that owns such proved producing Oil and Gas Interests is currently receiving payments for its share of production, with no funds in respect of any thereof being presently held in suspense, other than any such funds being held in suspense pending delivery of appropriate division orders, and (2) has been drilled, bottomed, completed, and operated in compliance with all applicable laws, in the case of clauses (1) and (2), except where any failure to satisfy clause (1) or to comply with clause (2) would not have a Material Adverse Effect, and no such well which is currently producing Hydrocarbons is subject to any penalty in production by reason of such well having produced in excess of its allowable production.

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Section 4.16. Insurance. The certificate signed by the Responsible Officer that attests to the existence and adequacy of, and summarizes, the property and casualty insurance program maintained by the Credit Parties that has been furnished by the Borrower to the Administrative Agent and the Lenders as of the Effective Date, is complete and accurate in all material respects as of the Effective Date and demonstrates the Borrower’s and the Restricted Subsidiaries’ compliance with Section 6.05.

Section 4.17. Solvency.

(a) Immediately after the consummation of the Transactions and immediately following the making of the initial Borrowing made on the Effective Date and after giving effect to the application of the proceeds thereof, (1) the fair value of the assets of the Credit Parties on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Credit Parties on a consolidated basis; (2) the present fair saleable value of the real and personal property of the Credit Parties on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Credit Parties on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (3) the Credit Parties on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (4) the Credit Parties on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(b) The Credit Parties do not intend to, and do not believe that they will, incur debts beyond their ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it and the timing of the amounts of cash to be payable on or in respect of its Indebtedness.

Section 4.18. Deposit Accounts. Except for the BG Escrow Account, the BG Operating Account and other deposit and investment accounts maintained at financial institutions other than the Administrative Agent or any Lender the aggregate balance of which does not exceed $250,000 at any time for all such other deposit and investment accounts taken as a whole, no Credit Party maintains any deposit or investment account into which either (a) proceeds of Hydrocarbon production from the Oil and Gas Interests included in the Borrowing Base Properties are deposited or (b) distributions and dividends on Equity Interests owned by any Credit Party are paid and deposited, in each case, other than (x) deposit or investment accounts maintained with the Administrative Agent or any other Lender or (y) deposit or investment accounts maintained with any other financial institutions acceptable to the Administrative Agent with respect to which a control agreement in favor of the Administrative Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent, has been executed and delivered.

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Article V

Conditions

Section 5.01. Effective Date. The obligations of the Lenders and the Lender Counterparties to continue the Original Loans and the Existing Swap Agreements and the obligations of the Lenders to make Loans and of the Issuing Bank to continue the Existing Letters of Credit and to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 11.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic mail transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Haynes and Boone, L.L.P., counsel for the Credit Parties, substantially in the form of Exhibit B, and covering such other matters relating to the Credit Parties, and this Agreement as the Majority Lenders shall reasonably request.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Credit Party, the authorization of the Transactions and any other legal matters relating to the Credit Parties, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of the Borrower, confirming that the Credit Parties have (i) complied with the conditions set forth in paragraphs (a), (b) and (c) of Section 5.02, (ii) complied with the covenants set forth in Section 6.05 (and demonstrating such compliance by the attachment of an insurance summary and insurance certificates evidencing the coverage described in such summary) and (iii) complied with the requirements of Section 6.09 and Section 6.10.

(e) The Administrative Agent, the Lenders and J.P. Morgan shall have received all fees and other amounts due and payable on or prior to the Effective Date, and, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder, including all fees, expenses and disbursements of counsel for the Administrative Agent to the extent invoiced on or prior to the Effective Date, together with such additional amounts as shall constitute such counsel’s reasonable estimate of expenses and disbursements to be incurred by such counsel in connection with the recording and filing of Mortgages and financing statements; provided, that, such estimate shall not thereafter preclude further settling of accounts between the Borrower and the Administrative Agent.

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(f) The Administrative Agent shall have received the Pledge Agreement (or an amendment or an amendment and restatement of the Pledge Agreements under and as defined in the Original Credit Agreements) to be executed on the Effective Date pursuant to Section 6.14 of this Agreement, duly executed and delivered by the appropriate Credit Parties, together with such other assignments, conveyances, amendments, agreements and other writings, including, without limitation, UCC-1 financing statements and control agreements, creating Liens prior and superior in right to any other Person, subject to the Liens permitted under Section 7.02, in all Equity Interests of each Restricted Subsidiary now or hereafter owned by Borrower or any Restricted Subsidiary.

(g) The Administrative Agent shall have received promissory notes duly executed by the Borrower for each Lender that has requested the delivery of a promissory note pursuant to and in accordance with Section 2.10(f).

(h) On or prior to the Effective Date, the Administrative Agent shall have received a Borrowing Request acceptable to the Administrative Agent setting forth the Loans requested by the Borrower on the Effective Date, the Type and amount of each Loan and the accounts to which such Loans are to be funded; provided that all Borrowings on the Effective Date shall be ABR Borrowings.

(i) If the initial Borrowing includes the issuance of a Letter of Credit, the Administrative Agent shall have received a written request in accordance with Section 2.07 of this Agreement.

(j) The Administrative Agent shall have received such financing statements (including, without limitation, the financing statements referenced in subclause (f) above) as Administrative Agent shall specify to fully evidence and perfect all Liens contemplated by the Loan Documents, all of which shall be filed of record in such jurisdictions as the Administrative Agent shall require in its sole discretion.

(k) The Administrative Agent shall have received reasonably satisfactory evidence that after giving effect to the Transactions, Aggregate Credit Exposure on the Effective Date shall not exceed $1,170,000,000.

(l) The Administrative Agent shall have received a Solvency Certificate in the form attached hereto as Exhibit D, dated the Effective Date, and signed by a Responsible Officer of the Borrower.

(m) The Lenders shall have received from the Borrower (i) a pro forma consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of March 31, 2010, and reflecting the consummation of the Transactions, the related financings and other transactions contemplated by the Loan Documents to occur on or prior to the Effective Date, which pro forma balance sheet shall be prepared consistent in all respects with the information previously provided by the Borrower to the Administrative Agent and the Lenders and in form and substance satisfactory to the Administrative Agent, (ii) a pro forma statement of operations of the Borrower and its Consolidated Subsidiaries for the twelve (12) month period ending as of the date of the pro forma balance sheet described in the immediately preceding clause (i), and (iii) the Projections.

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(n) Each Credit Party shall have obtained all approvals required from any Governmental Authority and all consents of other Persons, in each case that are necessary or advisable in connection with the Transactions and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(o) There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent, singly or in the aggregate, materially impairs the Transactions, the financing thereof or any of the other transactions contemplated by the Loan Documents or that could reasonably be expected to result in a Material Adverse Effect.

(p) All partnership, corporate and other proceedings taken or to be taken in connection with the Transactions and all documents incidental thereto shall be reasonably satisfactory in form and substance to Administrative Agent and its counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

(q) The Administrative Agent shall have received that certain Assignment, Assumption and Joinder Agreement, dated as of the Effective Date, among JPMorgan Chase Bank, N.A., EOC, the Borrower, and each of the Lenders party to the Original EOC Credit Agreement, duly executed by all parties thereto and in form and substance satisfactory to the Administrative Agent, pursuant to which EOC shall have (i) assigned all of its rights and obligations as “Borrower” under the Original EOC Credit Agreement to the Borrower and (ii) agreed to become a Guarantor under the Original EOC Credit Agreement for all purposes and in all respects.

(r) The Administrative Agent shall have received satisfactory evidence that contemporaneously with this Agreement becoming effective, EOC and each of its Restricted Subsidiaries shall have become “Restricted Subsidiaries” under and as defined in the Indenture.

(s) The Administrative Agent and the Lenders shall have received all of the financial statements described in Section 4.04(a).

(t) The Borrower shall have delivered to the Administrative Agent a description of the sources and uses of funding for the Transactions that is consistent with the terms of the Loan Documents and otherwise satisfactory to the Administrative Agent and J.P. Morgan and the capitalization, structure and equity ownership of the Borrower after the Transactions shall be satisfactory to the Lenders in all respects.

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(u) The Administrative Agent shall have received a duly executed copy of (a) a certain Omnibus Assignment and Assumption Agreement, dated as of the Effective Date, among each of the EXCO Departing Lenders, as assignors, and JPMorgan Chase Bank, N.A., as assignee, pursuant to which each of the EXCO Departing Lenders shall have assigned all of their respective rights and obligations as Lenders under the Original EXCO Credit Agreement to JPMorgan Chase Bank, N.A. in accordance with the terms thereof, and (b) a certain Omnibus Assignment and Assumption Agreement, dated as of the Effective Date, among each of the EOC Departing Lenders, as assignors, and JPMorgan Chase Bank, N.A., as assignee, pursuant to which each of the EOC Departing Lenders shall have assigned all of their respective rights and obligations as Lenders under the Original EOC Credit Agreement to JPMorgan Chase Bank, N.A. in accordance with the terms thereof.

(v) The Borrower shall have paid to the Administrative Agent, for the benefit of the EXCO Departing Lenders and the EOC Departing Lenders, all accrued and unpaid interest and other fees (including, without limitation, any amounts required to be paid by the Borrower under Section 2.17 of the Original Credit Agreements) due and payable to the EXCO Departing Lenders and the EOC Departing Lenders under the Original EXCO Credit Agreement and the Original EOC Credit Agreement, respectively.

(w) The Credit Parties shall have executed and delivered collateral assignments of any Credit Party’s right, title and interest in and to any gathering, handling, storing, processing, transportation, pipeline or marketing agreement with TGGT Holdings or any of its Subsidiaries (each, a “Contract Party”), and each Contract Party shall have delivered an executed consent acknowledging such collateral assignment, in each case, in form and substance satisfactory to the Administrative Agent.

(x) The Administrative Agent shall have received such other instruments and documents incidental and appropriate to the transactions provided for herein as the Administrative Agent or their special counsel may reasonably request prior to the Effective Date, and all such documents shall be in form and substance satisfactory to the Administrative Agent.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to continue the Original Loans and the Existing Swap Agreements and the obligations of the Lenders to make Loans and of the Issuing Bank to continue any Letters of Credit outstanding under the Original Credit Agreements and to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 11.02) at or prior to 3:00 p.m. on May 14, 2010 (and, in the event such conditions are not so satisfied or waived, the Aggregate Commitment shall terminate at such time).

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Section 5.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of each Credit Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Borrowing Base Deficiency exists or would be caused thereby.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

Article VI

Affirmative Covenants

Until the Aggregate Commitment has expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Credit Party covenants and agrees with the Lenders that:

Section 6.01. Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) within ninety (90) days after the end of each fiscal year of the Borrower, the audited consolidated (and unaudited consolidating) balance sheet and related consolidated (and with respect to statements of operations, consolidating) statements of operations, stockholders’ equity and cash flows of the Borrower and its Consolidated Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by a firm of independent public accountants reasonably acceptable to Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated and consolidating financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied;

(b) within forty-five (45) days after the end of each fiscal quarter of the Borrower, the consolidated (and unaudited consolidating) balance sheet and related consolidated (and with respect to statements of operations, consolidating) statements of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of)

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the previous fiscal year, all certified by a Responsible Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate in a form reasonably acceptable to Administrative Agent signed by a Responsible Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 7.04(j), (k), (l), (m), (n) and (o) and Section 7.11;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(e) as soon as available, and in any event no later than March 1 and September 1 of each year, the Reserve Reports required on such dates pursuant to Section 3.01 together with a certificate in a form reasonably acceptable to Administrative Agent signed by a Responsible Officer of the Borrower certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

(f) together with the Reserve Reports required under clause (e) above, a report, in reasonable detail, setting forth the Swap Agreements then in effect, the notional volumes of and prices for, on a monthly basis and in the aggregate, the Crude Oil and Natural Gas for each such Swap Agreement and the term of each such Swap Agreement;

(g) if requested by Majority Lenders and within thirty (30) days of such request, a monthly report, in form and substance satisfactory to the Administrative Agent, indicating the next preceding month’s sales volumes, sales revenues, production taxes, operating expenses and net operating income from the Borrowing Base Properties, with detail, calculations and worksheets, all in form and substance reasonably satisfactory to the Administrative Agent; and

(h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Credit Party, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or Section 6.01(b) or Section 6.01(d) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address identified in Section 11.01 on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the

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Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.01(c) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or J.P. Morgan will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, J.P. Morgan, the Issuing Bank and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and J.P. Morgan shall be entitled to treat Borrower’s Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Section 6.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Credit Party or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Restricted Subsidiaries in an aggregate amount exceeding $5,000,000;

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(d) any written notice or written claim to the effect that any Credit Party is or may be liable to any Person as a result of the release by any Credit Party, or any other Person of any Hazardous Materials into the environment, which could reasonably be expected to have a Material Adverse Effect;

(e) any written notice alleging any violation of any Environmental Law by any Credit Party, which could reasonably be expected to have a Material Adverse Effect;

(f) the occurrence of any material breach or default under, or repudiation or termination of, any Material Sales Contract that results in, or could reasonably be expected to result in, a Material Adverse Effect;

(g) the receipt by the Borrower or any Restricted Subsidiary of any management letter or comparable analysis prepared by the auditors for the Borrower or any such Restricted Subsidiary;

(h) the occurrence of any material breach or default under, or repudiation or termination of, or notice of any material dispute or claim arising under or in connection with, the IPC Water Supply Agreement, the BG JV Documents or the Marcellus JV Documents by any party thereto, including any Default Notice under and as defined in Section 5.1 of the BG Joint Development Agreement and Section 5.1 of the Marcellus Joint Development Agreement; and

(i) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 6.03. Existence; Conduct of Business. The Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.03.

Section 6.04. Payment of Obligations. The Borrower will, and will cause each Restricted Subsidiary to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 6.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each Restricted Subsidiary and use commercially reasonable efforts to cause each operator of Borrowing Base Properties to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and

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(b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. On or prior to the Effective Date and thereafter, upon request of the Administrative Agent, the Borrower will furnish or cause to be furnished to the Administrative Agent from time to time a summary of the respective insurance coverage of the Borrower and its Restricted Subsidiaries in form and substance reasonably satisfactory to the Administrative Agent, and, if requested, will furnish the Administrative Agent copies of the applicable policies. Upon demand by Administrative Agent, the Borrower will cause any insurance policies covering any such property to be endorsed (a) to provide that such policies may not be cancelled, reduced or affected in any manner for any reason without fifteen (15) days prior notice to Administrative Agent, (b) to include the Administrative Agent as loss payee with respect to all property/casualty policies and additional insured with respect to all liability policies and (c) to provide for such other matters as the Lenders may reasonably require.

Section 6.06. Books and Records; Inspection Rights. The Borrower will, and will cause each Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and, provided an officer of the Borrower has the reasonable opportunity to participate, its independent accountants, all at such reasonable times and as often as reasonably requested.

Section 6.07. Compliance with Laws. The Borrower will, and will cause each Restricted Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 6.08. Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only to (a) repay amounts outstanding under the Original Credit Agreements, (b) pay the fees, expenses and transaction costs of the Transactions, (c) satisfy reimbursement obligations with respect to Letters of Credit, (d) make Restricted Payments permitted under Section 7.06, and (e) finance the working capital needs of the Borrower, including capital expenditures, and for general corporate purposes of the Borrower and the Guarantors, in the ordinary course of business, including the exploration, acquisition and development of Oil and Gas Interests. No part of the proceeds of any Loan will be used, whether directly or indirectly, to purchase or carry any margin stock (as defined in Regulation U issued by the Board). Letters of Credit will be issued only to support general corporate purposes of the Borrower and the Restricted Subsidiaries.

Section 6.09. Mortgages and Other Security. The Borrower will, and will cause each Guarantor to, execute and deliver to the Administrative Agent, for the benefit of the Secured Parties, (a) Mortgages in form and substance acceptable to the Administrative Agent together with such other assignments, conveyances, amendments, agreements and other writings, including, without limitation, UCC-1 financing statements (each duly authorized and executed,

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as applicable) as the Administrative Agent shall deem necessary or appropriate to grant, evidence, perfect and maintain Liens on Borrowing Base Properties having an Engineered Value equal to or greater than eighty percent (80%) of the Engineered Value of the Borrowing Base Properties and (b) promptly after entering into any such agreement, collateral assignments of all right, title and interest of any Credit Party in and to any gathering, handling, storing, processing, transportation, supply, pipeline or marketing agreement with any Affiliate that is not a Credit Party. Within 90 days after the Effective Date (or such longer time as acceptable to the Administrative Agent in its sole discretion), the Borrower agrees to amend and restate each of the existing Mortgages in form and substance reasonably satisfactory to the Administrative Agent.

Section 6.10. Title Data. The Borrower will, and will cause each Guarantor to, deliver to the Administrative Agent such opinions of counsel or other evidence of title as the Administrative Agent shall deem reasonably necessary or appropriate to verify (a)(i) for the period from the Effective Date until 90 days after the Effective Date, title to not less than eighty-four percent (84%) of the Engineered Value of the Borrowing Base Properties that are required to be subject to a Mortgage pursuant to Section 6.09 (other than Borrowing Base Properties that are Appalachia Properties) and (ii) at any time thereafter, title to not less than ninety percent (90%) of the Engineered Value of the Borrowing Base Properties that are required to be subject to a Mortgage pursuant to Section 6.09 (other than Borrowing Base Properties that are Appalachia Properties), (b)(i) at all times from and after the Effective Date, title to not less than forty-five percent (45%) of the Engineered Value of the Borrowing Base Properties that are Appalachia Properties that are required to be subject to a Mortgage pursuant to Section 6.09, and (c) the validity, perfection and priority of the Liens created by such Mortgages and such other matters regarding such Mortgages as Administrative Agent shall reasonably request.

Section 6.11. Swap Agreements. The Borrower will, and will cause each Restricted Subsidiary to, maintain the Existing Swap Agreements and, except as expressly permitted under Section 7.05, none of the Existing Swap Agreements may be amended or modified, nor may any Credit Party sell, assign, monetize, transfer, cancel or otherwise dispose of any of its rights and interests in any Existing Swap Agreement without the prior written consent of the Majority Lenders (it being understood that any Lender Counterparty may sell, assign, transfer, novate or otherwise dispose of its rights and interests in any Swap Agreement to any Approved Counterparty at any time). Upon the request of the Majority Lenders, the Borrower and each Restricted Subsidiary shall use their commercially reasonable efforts to cause each Swap Agreement to which the Borrower or any Restricted Subsidiary is a party to (a) be collaterally assigned to the Administrative Agent, for the benefit of the Secured Parties and (b) upon the occurrence of any default or event of default under such agreement or contract, (i) to permit the Lenders to cure such default or event of default and assume the obligations of such Credit Party under such agreement or contract and (ii) to prohibit the termination of such agreement or contract by the counterparty thereto if the Lenders assume the obligations of such Credit Party under such agreement or contract and the Lenders take the actions required under the foregoing clause (i). Upon the request of the Administrative Agent, the Borrower shall, within thirty (30) days of such request, provide to the Administrative Agent and each Lender copies of all agreements, documents and instruments evidencing the Swap Agreements not previously delivered to the Administrative Agent and Lenders, certified as true and correct by a Responsible Officer of the Borrower, and such other information regarding such Swap Agreements as the Administrative Agent and Lenders may reasonably request.

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Section 6.12. Operation of Oil and Gas Interests.

(a) The Borrower will, and will cause each Restricted Subsidiary to, maintain, develop and operate its Oil and Gas Interests in a good and workmanlike manner, and observe and comply with all of the terms and provisions, express or implied, of all oil and gas leases relating to such Oil and Gas Interests so long as such Oil and Gas Interests are capable of producing Hydrocarbons and accompanying elements in paying quantities, except where such failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b) Borrower will, and will cause each Restricted Subsidiary to, comply in all respects with all contracts and agreements applicable to or relating to its Oil and Gas Interests or the production and sale of Hydrocarbons and accompanying elements therefrom, except to the extent a failure to so comply could not reasonably be expected to have a Material Adverse Effect.

Section 6.13. Restricted Subsidiaries. In the event any Person is or becomes a Restricted Subsidiary, Borrower will (a) promptly take all action necessary to comply with Section 6.14, (b) promptly take all such action and execute and deliver, or cause to be executed and delivered, to the Administrative Agent all such documents, opinions, instruments, agreements, and certificates similar to those described in Section 5.01(b) and Section 5.01(c) that the Administrative Agent may request, and (c) promptly cause such Restricted Subsidiary to (i) become a party to this Agreement and Guarantee the Obligations by executing and delivering to the Administrative Agent a Counterpart Agreement in the form of Exhibit C, and (ii) to the extent required to comply with Section 6.09 or as requested by the Administrative Agent, execute and deliver Mortgages and other Security Instruments creating Liens prior and superior in right to any other Person, subject to Permitted Encumbrances, in such Restricted Subsidiary’s Oil and Gas Interests and other assets. Upon delivery of any such Counterpart Agreement to the Administrative Agent, notice of which is hereby waived by each Credit Party, such Restricted Subsidiary shall be a Guarantor and shall be as fully a party hereto as if such Restricted Subsidiary were an original signatory hereto. Each Credit Party expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Credit Party hereunder. This Agreement shall be fully effective as to any Credit Party that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Credit Party hereunder. With respect to each such Restricted Subsidiary, the Borrower shall promptly send to the Administrative Agent written notice setting forth with respect to such Person the date on which such Person became a Restricted Subsidiary of the Borrower, and supplement the data required to be set forth in the Schedules to this Agreement as a result of the acquisition or creation of such Restricted Subsidiary; provided that such supplemental data must be reasonably acceptable to the Administrative Agent and Majority Lenders.

Section 6.14. Pledged Equity Interests. On the date hereof and at the time hereafter that any Restricted Subsidiary of the Borrower is created or acquired, any Unrestricted Subsidiary becomes a Restricted Subsidiary or any Affiliate that is not a Credit Party serves as an operator of any Borrowing Base Properties, the Borrower and the Subsidiaries (as applicable) shall

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execute and deliver to the Administrative Agent for the benefit of the Secured Parties, a Pledge Agreement (or an amendment or amendment and restatement of the existing Pledge Agreement), in form and substance acceptable to the Administrative Agent, from the Borrower and/or the Subsidiaries (as applicable) covering all Equity Interests owned by the Borrower or such Restricted Subsidiaries in such Restricted Subsidiaries and in any Affiliate that is an operator of any Borrowing Base Properties, together with all certificates (or other evidence acceptable to Administrative Agent) evidencing the issued and outstanding Equity Interests of each such Restricted Subsidiary of every class owned by such Credit Party (as applicable) which, if certificated, shall be duly endorsed or accompanied by stock powers executed in blank (as applicable), as Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect a security interest in the issued and outstanding Equity Interests owned by Borrower or any Restricted Subsidiary in each Restricted Subsidiary prior and superior in right to any other Person.

Section 6.15. Production Proceeds and Bank Accounts. Subject to the terms and conditions of the Mortgages and except for the BG Escrow Account and the BG Operating Account, each Credit Party shall cause all production proceeds and revenues attributable to the Oil and Gas Interests of such Credit Party and all distributions and dividends on any Equity Interests owned by any Credit Party to be paid and deposited into deposit accounts of such Credit Party maintained with the Administrative Agent, any Lender or with any other financial institutions acceptable to the Administrative Agent and cause all such deposit accounts at such other financial institutions (other than deposit and investment accounts the aggregate balance of which does not exceed $250,000 at any time for all such deposit and investment accounts taken as a whole) to be subject to a control agreement in favor of the Administrative Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent.

Article VII

Negative Covenants

Until the Aggregate Commitment has expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each Credit Party covenants and agrees with the Lenders that:

Section 7.01. Indebtedness. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a) The Obligations;

(b) Indebtedness existing on the date hereof and set forth in Schedule 7.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c) Indebtedness of the Borrower to any Guarantor and of any Guarantor to the Borrower or any other Guarantor; provided, that (i) all such Indebtedness shall be unsecured and

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subordinated in right of payment to the payment in full of all of the Obligations as provided in Section 8.06 and (ii) all such Indebtedness is evidenced by promissory notes in form and substance reasonably satisfactory to the Administrative Agent, and such promissory notes are subject to a security interest in favor of the Administrative Agent for the benefit of the Secured Parties on terms and conditions reasonably satisfactory to the Administrative Agent prior and superior in right to any other Person;

(d) Guarantees of the Obligations;

(e) Indebtedness of the Borrower and the Restricted Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $10,000,000 at any time outstanding;

(f) Indebtedness incurred or deposits made by the Borrower and any Restricted Subsidiary (i) under worker’s compensation laws, unemployment insurance laws or similar legislation, or (ii) in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Credit Party is a party, (iii) to secure public or statutory obligations of such Credit Party, and (iv) of cash or U.S. Government Securities made to secure the performance of statutory obligations, surety, stay, customs and appeal bonds to which such Credit Party is a party in connection with the operation of the Oil and Gas Interests, in each case in the ordinary course of business;

(g) Indebtedness of any Borrower or any Restricted Subsidiary under Swap Agreements to the extent permitted under Section 7.05;

(h) Indebtedness under the Senior Notes in an aggregate principal amount not exceeding $450,000,000 at any time outstanding and any Permitted Refinancing of any Indebtedness permitted under this clause (h);

(i) Guarantees by the Borrower of the obligations of EOC to pay (i) the BG Development Costs under Section 2.3 of the BG Joint Development Agreement with respect to Oil and Gas Interests owned by the Credit Parties or any of its Unrestricted Subsidiaries and (ii) additional contributions under Article 3 of the TGGT Holdings LLC Agreement;

(j) Guarantees by EOC of the obligations of EXCO Water to International Paper Company under the IPC Water Supply Agreement for water purchases in an aggregate amount not to exceed $5,000,000;

(k) Guarantees by EOC of the obligations of EBG Acquisition with respect to the payment of the purchase price for 100% of the Equity Interests of Common Resources in an aggregate amount not to exceed $250,000,000;

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(l) from and after the Marcellus JV Closing Date and so long as each of the Marcellus JV Conditions have been satisfied, Guarantees by the Borrower of the obligations of certain of its Subsidiaries to pay such Subsidiaries’ share of the Marcellus Development Costs with respect to the Marcellus JV Oil and Gas Assets in accordance with the terms of the Marcellus JV Documents; and

(m) Other unsecured Indebtedness of the Credit Parties in an aggregate principal amount not exceeding $25,000,000 at any time outstanding.

Section 7.02. Liens. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) any Lien created pursuant to this Agreement or the Security Instruments;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 7.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any other Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien secures Indebtedness permitted by Section 7.01(e), (ii) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (iii) such Lien shall not apply to any other property or assets of the Borrower or any other Restricted Subsidiary and (iv) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(e) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Restricted Subsidiary; provided that (i) such Liens, secure Indebtedness permitted by Section 7.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any other Restricted Subsidiaries;

(f) Liens in favor of BG Production on the BG Escrow Account and BG Operating Account to secure the obligations of EOC under the BG Joint Development Agreement;

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(g) Liens in favor of TGGT Holdings on EOC’s Equity Interests in TGGT Holdings to secure the obligations of EOC under the TGGT Holdings LLC Agreement;

(h) Liens consisting of the right in favor of the Marcellus JV Partner to offset certain carrying cost obligations under the Marcellus Joint Development Agreement against past due obligations of the Credit Parties under the Marcellus JV Documents; and

(i) Liens on the Marcellus JV Oil and Gas Assets securing the obligations of the Credit Parties under the Marcellus JV Documents as in effect on the Marcellus JV Closing Date.

Section 7.03. Fundamental Changes.

(a) The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets, or any of its Borrowing Base Properties or any of the Equity Interests of any Restricted Subsidiary (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, the Borrower or any Restricted Subsidiary may sell Hydrocarbons produced from its Oil and Gas Interests in the ordinary course of business, and if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(i) any Restricted Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving entity;

(ii) any Restricted Subsidiary may merge into any other Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary;

(iii) any Restricted Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Restricted Subsidiary;

(iv) the Borrower may sell, transfer, lease or otherwise dispose of its assets to any Restricted Subsidiary;

(v) any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and such Restricted Subsidiary and is not materially disadvantageous to the Lenders;

(vi) the Borrower or any Restricted Subsidiary may sell, transfer, lease or otherwise dispose of equipment and related items in the ordinary course of business, that are obsolete or no longer necessary in the business of the Borrower or any of its Restricted Subsidiaries or that is being replaced by equipment of comparable value and utility;

(vii) subject to Section 2.12(b), the Borrower or any Restricted Subsidiary may sell, transfer, lease, exchange, abandon or otherwise dispose of Borrowing Base Properties (whether pursuant to a sale, transfer, lease, exchange or other disposition of

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all, but not less than all, of the Equity Interests of any Restricted Subsidiary or otherwise); provided that the Engineered Value (as assigned by the Administrative Agent) of all Borrowing Base Properties sold, transferred, leased, exchanged, abandoned or otherwise disposed of (calculated without including any Required JV Assignments) between Scheduled Redeterminations does not exceed, in the aggregate for all Credit Parties taken as a whole, five percent (5%) of the Borrowing Base most recently determined;

(viii) with the prior written consent of Required Lenders and subject to Section 2.02(d) and Section 2.12(b), the Borrower or any Restricted Subsidiary may sell, transfer, lease, exchange, abandon or otherwise dispose of Borrowing Base Properties (whether pursuant to a sale, transfer, lease, exchange or other disposition of Equity Interests of a Restricted Subsidiary or otherwise) not otherwise permitted pursuant to the foregoing clause (vii); provided, that the Credit Parties may not sell, transfer, lease, exchange, abandon or otherwise dispose of (in one transaction or a series of related transactions) all or substantially all of the Borrowing Base Properties (whether pursuant to a sale, transfer, lease, exchange or other disposition of Equity Interests of a Restricted Subsidiary or otherwise) without the prior written consent of all of the Lenders;

(ix) EOC or any Restricted Subsidiary may sell, transfer or assign to BG Production (a) an undivided 50% interest in Oil and Gas Interests acquired by EOC or any other Credit Party in the East Texas/North Louisiana Area and (b) 50% of the Equity Interests of any Unrestricted Subsidiary owning Oil and Gas Interests acquired by such Unrestricted Subsidiary in the East Texas/North Louisiana Area, in each case, to the extent required pursuant to and in accordance with the terms and conditions of the BG Joint Development Agreement (each, a “Required ET/NL Assignment”);

(x) so long as each of the Marcellus JV Conditions are satisfied, EXCO PA and EXCO WV may transfer, pursuant to a multi-successor merger pursuant to Section 10.01 et seq of the Texas Business Organizations Code, (a) an undivided 49.75% interest in the Marcellus JV Oil and Gas Assets to the Marcellus Holding Companies, (b) an undivided 0.5% interest in the Marcellus JV Oil and Gas Assets to the Marcellus JV Operator, and (c) 100% interest in the Marcellus Midstream Assets to the Marcellus Midstream Owner or one or more of its Subsidiaries;

(xi) so long as each of the Marcellus JV Conditions are satisfied, the Borrower or one of more of its Restricted Subsidiaries may transfer to (a) the Marcellus JV Partner (i) 100% of the Equity Interests of the Marcellus Holding Companies and (ii) 50% of the Equity Interests of the Marcellus JV Operator and the Marcellus Midstream Owner, and (b) the Marcellus Midstream Owner 100% of the Equity Interests of Black Bear Gathering; and

(xii) following the consummation of the Marcellus Joint Venture and the satisfaction of each of the Marcellus JV Conditions, EXCO PA, EXCO WV or any other Credit Party may sell, transfer or assign to (A) the Marcellus Holding Companies an undivided 49.75% interest and (B) the Marcellus JV Operator an undivided 0.5% interest, in the case of each of clauses (A) and (B) above, in Oil and Gas Interests acquired

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thereafter by EXCO PA, EXCO WV or any other Credit Party in the Appalachian Area to the extent required pursuant to and in accordance with the terms and conditions of the Marcellus JV Documents (such assignments, together with the transfers described in clauses (x) and (xi) above, the “Required Marcellus Assignments”).

(b) For purposes of determining compliance with clause (vii) of Section 7.03(a) with respect to any exchange of Oil and Gas Interests, the value of such exchange shall be the net reduction, if any, in Engineered Value realized or resulting from such exchange.

(c) The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Restricted Subsidiaries on the date of execution of this Agreement and after giving effect to the Transactions and businesses reasonably related thereto.

Section 7.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Restricted Subsidiary prior to such merger) any capital stock, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any Indebtedness of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments;

(b) investments by the Borrower in the Equity Interests of any Restricted Subsidiary;

(c) investments by the Borrower or Guarantor consisting of intercompany Indebtedness permitted under Section 7.01(c);

(d) Guarantees constituting Indebtedness permitted by Section 7.01;

(e) investments by the Borrower and its Restricted Subsidiaries that are (1) customary in the oil and gas business, (2) made in the ordinary course of the Borrower’s or such Restricted Subsidiary’s business, and (3) made in the form of, or pursuant to, oil, gas and mineral leases, operating agreements, farm-in agreements, farm-out agreements, development agreements, unitization agreements, joint bidding agreements, services contracts and other similar agreements that a reasonable and prudent oil and gas industry owner or operator would find acceptable;

(f) investments consisting of Swap Agreements to the extent permitted under Section 7.05;

(g) investments permitted under Section 7.03;

(h) investments by EOC consisting of cash contributions to the BG Escrow Account in accordance with the terms and conditions of the BG Joint Development Agreement;

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(i) cash equity investments by the Borrower and the Restricted Subsidiaries in EBG Acquisition in an aggregate amount of up to $250,000,000; provided that (i) the proceeds of such investment are applied to the purchase of 100% of the Equity Interests in Common Resources and (ii) at the time of and immediately after giving effect to such investment, no Default exists or would be caused thereby;

(j) investments by the Borrower and the Restricted Subsidiaries in EXCO Caddo and, after the purchase of not less than 100% of its Equity Interests in accordance with the immediately preceding clause (i), EBG Acquisition in an aggregate amount not to exceed $75,000,000 at any time; provided that, (i) at the time of and immediately after giving effect to such investment, no Default exists or would be caused thereby, (ii) the proceeds of such investment are used by such Unrestricted Subsidiaries to pay drilling, operating and development costs incurred by such Unrestricted Subsidiaries or any wholly-owned Subsidiary of such Unrestricted Subsidiaries and (iii) as of any date of determination, the aggregate amount of such investments shall be the excess of (A) the aggregate amount of all investments made pursuant to this clause (j) of Section 7.04 since the Effective Date to and including such date of determination, over (B) the sum of (1) the Aggregate Specified Value plus (2) the aggregate amount of all cash distributions made to any Credit Party by such Unrestricted Subsidiaries as of such date of determination; provided that the amount calculated pursuant to the foregoing clause (iii) shall not be less than zero at any time;

(k) cash equity investments by the Borrower and the Restricted Subsidiaries in TGGT Holdings or any of its Subsidiaries; provided that, (i) at the time of and immediately after giving effect to any such investment, no Default exists or would be caused thereby and (ii) the amount of such investments do not exceed (x) for the period from October 16, 2009 to and including December 31, 2010, $144,500,000 in the aggregate (it being understood that $44,500,000 of such investments were made during the period from October 16, 2009 to the Effective Date) and (y) for any fiscal year thereafter, $100,000,000 in the aggregate;

(l) cash equity investments by the Borrower and the Restricted Subsidiaries in EXCO Water; provided that, (i) at the time of and immediately after giving effect to such investment, no Default exists or would be caused thereby and (ii) on the date such investment is made, the amount of such investment together with all other investments made pursuant to this clause (l) of Section 7.04 (in each case determined based on the cost of such investment) since the Effective Date, does not exceed in the aggregate, $20,000,000;

(m) from and after the Marcellus JV Closing Date and so long as each of the Marcellus JV Conditions have been satisfied, cash equity investments by the Borrower and the Restricted Subsidiaries in the Marcellus JV Operator or any of its Subsidiaries; provided that, (i) at the time of and immediately after giving effect to any such investment, no Default exists or would be caused thereby and (ii) the amount of such investments do not exceed in the aggregate, $10,000,000 in any fiscal year; and

(n) from and after the Marcellus JV Closing Date and so long as each of the Marcellus JV Conditions have been satisfied, cash equity investments by the Borrower and the Restricted Subsidiaries in the Marcellus Midstream Owner or any of its Subsidiaries; provided that, (i) at the time of and immediately after giving effect to any such investment, no Default exists or would be caused thereby and (ii) the amount of such investments do not exceed in the aggregate, $50,000,000 in any fiscal year; and

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(o) other investments by the Borrower and the Restricted Subsidiaries; provided that, on the date any such other investment is made, the amount of such investment, together with all other investments made pursuant to this clause (o) of Section 7.04 (in each case determined based on the cost of such investment) since the Effective Date, does not exceed in the aggregate, $10,000,000.

Section 7.05. Swap Agreements. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, enter into or maintain any Swap Agreement, except the Existing Swap Agreements, and Swap Agreements entered into in the ordinary course of business with Approved Counterparties and not for speculative purposes to:

(a) hedge or mitigate Crude Oil and Natural Gas price risks to which the Borrower or any Restricted Subsidiary has actual exposure; provided that at the time the Borrower or any Restricted Subsidiary enters into any such Swap Agreement, such Swap Agreement (i) does not have a term greater than sixty (60) months from the date such Swap Agreement is entered into, and (ii) when aggregated with all other Swap Agreements then in effect (including the Existing Swap Agreements) would not cause the aggregate notional volume per month for each of Crude Oil and Natural Gas, calculated separately, under all Swap Agreements then in effect (other than Excluded Hedges) to exceed, as of the date such Swap Agreement is executed, (x) one hundred percent (100%) of the “forecasted production from total proved reserves” (as defined below) of the Borrower and the Restricted Subsidiaries for any month during the first two years of the forthcoming five year period, (y) ninety percent (90%) of the “forecasted production from total proved reserves” of the Borrower and the Restricted Subsidiaries for any month during the third year of the forthcoming five year period, and (z) eighty-five percent (85%) of the “forecasted production from total proved reserves” of the Borrower and the Restricted Subsidiaries for any month during the fourth and fifth year of the forthcoming five year period, and

(b) effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Credit Party.

As used in this Section, “forecasted production from total proved reserves” means the forecasted production of Crude Oil and Natural Gas as reflected in the most recent Reserve Report delivered to the Administrative Agent pursuant to Section 6.01, after giving effect to any pro forma adjustments for the consummation of any acquisitions or dispositions since the effective date of such Reserve Report.

In the event any Credit Party enters into a Swap Agreement (including the Existing Swap Agreements), the terms and conditions of such Swap Agreement may not be amended or modified, nor may any Credit Party sell, assign, monetize, transfer, cancel or otherwise dispose of any of its rights and interests in any such Swap Agreement without the prior written consent of the Majority Lenders (it being understood that any Lender Counterparty may sell, assign, transfer, novate, or otherwise dispose of its rights and interests in any Swap Agreement to any Approved Counterparty at any time); provided that, notwithstanding the foregoing, any Credit

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Party may enter into a Swap Modification so long as (i) within three (3) Business Days thereafter, the Borrower provides written notice to the Administrative Agent of the terms of such Swap Modification, setting forth in reasonable detail, (x) the effect of such Swap Modification on the aggregate notional volume of Crude Oil and Natural Gas subject to the Credit Parties’ Swap Agreements and (y) the amount of Net Cash Proceeds received by such Credit Party as a result of such Swap Modification, (ii) the aggregate notional volume of Crude Oil and Natural Gas affected by such Swap Modification, together with all other Swap Modifications consummated since the most recent Redetermination Date, does not exceed ten percent (10%) of the aggregate notional volume of Crude Oil and Natural Gas subject to the Credit Parties’ Swap Agreements in effect as of the most recent Redetermination Date, and (iii) the Borrower applies the Net Cash Proceeds received by any Credit Party as a result of such Swap Modification to prepay the Loans.

Each Credit Party and each Lender agrees and acknowledges that (i) the Existing Swap Agreements are Swap Agreements permitted under this Section 7.05, (ii) as of the Effective Date, the counterparty to each Existing Swap Agreement is a Lender Counterparty (or was a Lender Counterparty under and as defined in the Original Credit Agreements), (iii) the obligations of the Credit Parties under the Existing Swap Agreements are included in the defined term “Lender Hedging Obligations” and such obligations are entitled to the benefits of, and are secured by the Liens granted under, the Security Instruments and (iv) as of the Effective Date, the aggregate notional volume of Hydrocarbons under all Swap Agreements of the Credit Parties then in effect does not exceed the percentages of forecasted production from total proved reserves permitted pursuant to this Section 7.05 (calculated as if a Credit Party was entering into a new transaction under a Swap Agreement on the Effective Date).

Section 7.06. Restricted Payments. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that (a) the Borrower may declare and make Restricted Payments with respect to its Equity Interests payable solely in its Equity Interests (other than Disqualified Stock), (b) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Restricted Subsidiaries in an aggregate amount not to exceed $2,000,000 in any fiscal year, (c) any Restricted Subsidiary may make Restricted Payments to the Borrower or any Guarantor; provided that no Default has occurred and is continuing or would result from the making of such Restricted Payment, and (d) the Borrower may declare and pay cash dividends to the holders of its common stock; provided that on the date of and after giving effect to any such Restricted Payment, (i) no Default has occurred and is continuing, (ii) the aggregate amount of such cash dividends declared and paid in any period of four consecutive fiscal quarters shall not exceed $50,000,000, (iii) the Aggregate Commitment exceeds Aggregate Credit Exposure by an amount equal to or greater than ten percent (10%) of the Aggregate Commitment, and (iv) such Restricted Payment is permitted under the terms of the Indenture.

Section 7.07. Transactions with Affiliates. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Restricted

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Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Restricted Subsidiaries not involving any other Affiliate, (c) transactions described on Schedule 7.07, (d) any Restricted Payment permitted by Section 7.06, (e) transactions with Unrestricted Subsidiaries consisting of certain services agreements and secondment agreements pursuant to which any Credit Party provides services and secondees to such Unrestricted Subsidiaries to assist with such Unrestricted Subsidiaries’ operations, and (f) the investments permitted under Section 7.04 (other than any investments made pursuant to clause (o) thereof).

Section 7.08. Restrictive Agreements. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any Restricted Subsidiary or to Guarantee Indebtedness of the Borrower or any Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions set forth in the Loan Documents and the Senior Note Documents (or any documents evidencing or relating to any Permitted Refinancing), (iii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 7.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

Section 7.09. Disqualified Stock and Fiscal Year. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, issue any Disqualified Stock nor will it change its fiscal year.

Section 7.10. Amendments of Organizational Documents; Certain Agreements and Senior Notes. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, enter into or permit any material modification or amendment of, or waive any material right or obligation of any Person under its Organizational Documents. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, directly or indirectly, prepay, repay, redeem, defease, or purchase in any manner any Senior Notes (or any Permitted Refinancing thereof); provided that so long as no Default has occurred and is continuing or would be caused thereby, the Borrower may prepay, repay, redeem, defease or purchase Senior Notes (i) with the proceeds of any Permitted Refinancing permitted pursuant to Section 7.01(h) or (ii) at any other time that the Senior Notes are, by their terms, permitted or required to be retired, redeemed, defeased, repurchased, prepaid or repaid; provided that in the case of this clause (ii), after giving effect to any such prepayment, repayment, redemption, defeasance or purchase, the Aggregate Commitment exceeds Aggregate Credit Exposure by an amount equal to or greater than ten percent (10%) of the Aggregate Commitment. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, enter into or permit any modification or amendment of the Senior

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Note Documents the effect of which is to (a) increase the maximum principal amount of the Senior Notes or the rate of interest on any of the Senior Notes (other than as a result of the imposition of a default rate of interest in accordance with the terms of the Senior Note Documents), (b) change or add any event of default or any covenant with respect to the Senior Note Documents if the effect of such change or addition is to cause any one or more of the Senior Note Documents to be more restrictive on the Borrower or any of its Subsidiaries than such Senior Note Documents were prior to such change or addition, (c) change the dates upon which payments of principal or interest on the Senior Notes are due, (d) change any redemption or prepayment provisions of the Senior Notes, (e) alter the subordination provisions, if any, with respect to any of the Senior Note Documents, (f) change any of Sections 4.07(a), 10.06, 10.07 or 12.03 of the Indenture or the penultimate paragraphs of each of Sections 9.01 or 9.02 of the Indenture, (g) grant any Liens in any assets of the Borrower or any of its Subsidiaries, or (h) permit any Subsidiary to Guarantee the Senior Notes unless such Subsidiary is (or concurrently with any such Guarantee becomes) a Guarantor.

Section 7.11. Financial Covenants.

(a) Consolidated Current Ratio. The Borrower will not permit the Consolidated Current Ratio as of the end of each fiscal quarter ending on or after March 31, 2010 to be less than 1.00 to 1.00.

(b) Leverage Ratio. The Borrower will not permit the Consolidated Leverage Ratio, determined as of the end of each fiscal quarter ending on or after March 31, 2010 to be greater than 3.50 to 1.00. As used herein, with respect to any fiscal quarter, “Consolidated Leverage Ratio” means the ratio of (A) Consolidated Funded Indebtedness as of the end of such fiscal quarter to (B) Consolidated EBITDAX for the trailing four fiscal quarter period ending on the last day of such fiscal quarter.

Section 7.12. Sale and Leaseback Transactions and other Off-Balance Sheet Liabilities. The Borrower will not, nor will it permit any Restricted Subsidiary to, enter into or suffer to exist any (i) Sale and Leaseback Transaction or (ii) any other transaction pursuant to which it incurs or has incurred Off-Balance Sheet Liabilities, except for Swap Agreements permitted under the terms of Section 7.05 and Advance Payment Contracts; provided, that the aggregate amount of all Advance Payments received by any Credit Party that have not been satisfied by delivery of production at any time does not exceed, in the aggregate $5,000,000.

Section 7.13. BG JV Documents and Marcellus JV Documents. Without the prior written consent of the Majority Lenders, the Borrower will not, nor will it permit any Restricted Subsidiary to, enter into or permit any supplement, modification, amendment, or amendment and restatement of, or waive any right or obligation of any Person under, any BG JV Document or Marcellus JV Document if the effect thereof would be materially adverse to the Administrative Agent and/or the Lenders.

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Article VIII

Guarantee of Obligations

Section 8.01. Guarantee of Payment. Each Guarantor unconditionally and irrevocably guarantees to the Administrative Agent for the benefit of the Secured Parties, the punctual payment of all Obligations now or which may in the future be owing by any Credit Party (the “Guaranteed Liabilities”). This Guarantee is a guaranty of payment and not of collection only. The Administrative Agent shall not be required to exhaust any right or remedy or take any action against the Borrower or any other Person or any collateral. The Guaranteed Liabilities include interest accruing after the commencement of a proceeding under bankruptcy, insolvency or similar laws of any jurisdiction at the rate or rates provided in the Loan Documents, or the Swap Agreements between any Credit Party and any Secured Party, as the case may be, regardless of whether such interest is an allowed claim. Each Guarantor agrees that, as between the Guarantor and the Administrative Agent, the Guaranteed Liabilities may be declared to be due and payable for the purposes of this Guarantee notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the Borrower or any other Guarantor and that in the event of a declaration or attempted declaration, the Guaranteed Liabilities shall immediately become due and payable by each Guarantor for the purposes of this Guarantee.

Section 8.02. Guarantee Absolute. Each Guarantor guarantees that the Guaranteed Liabilities shall be paid strictly in accordance with the terms of this Agreement and the Swap Agreements to which any Secured Party is a party. The liability of each Guarantor hereunder is absolute and unconditional irrespective of: (a) any change in the time, manner or place of payment of, or in any other term of, all or any of the Loan Documents or the Guaranteed Liabilities, or any other amendment or waiver of or any consent to departure from any of the terms of any Loan Document or Guaranteed Liability, including any increase or decrease in the rate of interest thereon; (b) any release or amendment or waiver of, or consent to departure from, any other guaranty or support document, or any exchange, release or non-perfection of any collateral, for all or any of the Loan Documents or Guaranteed Liabilities; (c) any present or future law, regulation or order of any jurisdiction (whether of right or in fact) or of any agency thereof purporting to reduce, amend, restructure or otherwise affect any term of any Loan Document or Guaranteed Liability; (d) without being limited by the foregoing, any lack of validity or enforceability of any Loan Document or Guaranteed Liability; and (e) any other setoff, defense or counterclaim whatsoever (in any case, whether based on contract, tort or any other theory) with respect to the Loan Documents or the transactions contemplated thereby which might constitute a legal or equitable defense available to, or discharge of, the Borrower or a Guarantor.

Section 8.03. Guarantee Irrevocable. This Guarantee is a continuing guaranty of the payment of all Guaranteed Liabilities now or hereafter existing under this Agreement and such Swap Agreements to which any Secured Party is a party and shall remain in full force and effect until payment in full of all Guaranteed Liabilities and other amounts payable hereunder and until this Agreement and the Swap Agreements are no longer in effect or, if earlier, when the Guarantor has given the Administrative Agent written notice that this Guarantee has been revoked; provided that any notice under this Section shall not release the revoking Guarantor from any Guaranteed Liability, absolute or contingent, existing prior to the Administrative Agent’s actual receipt of the notice at its branches or departments responsible for this Agreement and such Swap Agreements and reasonable opportunity to act upon such notice.

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Section 8.04. Reinstatement. This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Liabilities is rescinded or must otherwise be returned by any Secured Party on the insolvency, bankruptcy or reorganization of the Borrower, or any other Credit Party, or otherwise, all as though the payment had not been made.

Section 8.05. Subrogation. No Guarantor shall exercise any rights which it may acquire by way of subrogation, by any payment made under this Guarantee or otherwise, until all the Guaranteed Liabilities have been paid in full and this Agreement and the Swap Agreements to which any Lender Counterparty is a party are no longer in effect. If any amount is paid to the Guarantor on account of subrogation rights under this Guarantee at any time when all the Guaranteed Liabilities have not been paid in full, the amount shall be held in trust for the benefit of the Lenders and the Lender Counterparties and shall be promptly paid to the Administrative Agent to be credited and applied to the Guaranteed Liabilities, whether matured or unmatured or absolute or contingent, in accordance with the terms of this Agreement and such Swap Agreements. If any Guarantor makes payment to the Administrative Agent, Lenders, or any Lender Counterparties of all or any part of the Guaranteed Liabilities and all the Guaranteed Liabilities are paid in full and this Agreement and such Swap Agreements are no longer in effect, the Administrative Agent, Lenders and Lender Counterparties shall, at such Guarantor’s request, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Liabilities resulting from the payment.

Section 8.06. Subordination. Without limiting the rights of the Administrative Agent, the Lenders and the Lender Counterparties under any other agreement, any liabilities owed by the Borrower to any Guarantor in connection with any extension of credit or financial accommodation by any Guarantor to or for the account of the Borrower, including but not limited to interest accruing at the agreed contract rate after the commencement of a bankruptcy or similar proceeding, are hereby subordinated to the Guaranteed Liabilities, and such liabilities of the Borrower to such Guarantor, if the Administrative Agent so requests, shall be collected, enforced and received by any Guarantor as trustee for the Administrative Agent and shall be paid over to the Administrative Agent on account of the Guaranteed Liabilities but without reducing or affecting in any manner the liability of the Guarantor under the other provisions of this Guarantee.

Section 8.07. Payments Generally. All payments by the Guarantors shall be made in the manner, at the place and in the currency (the “Payment Currency”) required by the Loan Documents and the Swap Agreement to which any Lender Counterparty is a party, as the case may be; provided, however, that (if the Payment Currency is other than Dollars) any Guarantor may, at its option (or, if for any reason whatsoever any Guarantor is unable to effect payments in the foregoing manner, such Guarantor shall be obligated to) pay to the Administrative Agent at its principal office the equivalent amount in Dollars computed at the selling rate of the Administrative Agent or a selling rate chosen by the Administrative Agent, most recently in effect on or prior to the date the Guaranteed Liability becomes due, for cable transfers of the Payment Currency to the place where the Guaranteed Liability is payable. In any case in which any Guarantor makes or is obligated to make payment in Dollars, the Guarantor shall hold the Administrative Agent, the Lenders and the Lender Counterparties harmless from any loss

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incurred by the Administrative Agent, any Lender or any Lender Counterparty arising from any change in the value of Dollars in relation to the Payment Currency between the date the Guaranteed Liability becomes due and the date the Administrative Agent, such Lender or such Lender Counterparty is actually able, following the conversion of the Dollars paid by such Guarantor into the Payment Currency and remittance of such Payment Currency to the place where such Guaranteed Liability is payable, to apply such Payment Currency to such Guaranteed Liability.

Section 8.08. Setoff. Each Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim the Administrative Agent, any Lender or any Lender Counterparty may otherwise have, the Administrative Agent, such Lender or such Lender Counterparty shall be entitled, at its option, to offset balances (general or special, time or demand, provisional or final) held by it for the account of any Guarantor at any office of the Administrative Agent, such Lender or such Lender Counterparty, in Dollars or in any other currency, against any amount payable by such Guarantor under this Guarantee which is not paid when due (regardless of whether such balances are then due to such Guarantor), in which case it shall promptly notify such Guarantor thereof; provided that the failure of the Administrative Agent, such Lender, or such Lender Counterparty to give such notice shall not affect the validity thereof.

Section 8.09. Formalities. Each Guarantor waives presentment, notice of dishonor, protest, notice of acceptance of this Guarantee or incurrence of any Guaranteed Liability and any other formality with respect to any of the Guaranteed Liabilities or this Guarantee.

Section 8.10. Limitations on Guarantee. The provisions of the Guarantee under this Article VIII are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guarantee would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guarantee, then, notwithstanding any other provision of this Guarantee to the contrary, the amount of such liability shall, without any further action by the Guarantors, the Administrative Agent, any Lender or any Lender Counterparty, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section 8.10, with respect to the Maximum Liability of the Guarantors, is intended solely to preserve the rights of the Administrative Agent, Lenders and Lender Counterparties hereunder to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other Person shall have any right or claim under this Section 8.10 with respect to the Maximum Liability, except to the extent necessary so that none of the obligations of any Guarantor hereunder shall be rendered voidable under applicable law.

Article IX

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan (including any payments required under Section 2.12) or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

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(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder or in any Loan Document furnished pursuant to or in connection with this Agreement or any amendment or modification thereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 2.12, Section 6.01, Section 6.02, Section 6.03 (with respect to the Borrower or any Restricted Subsidiary’s existence), Section 6.05 (with respect to insurance), Section 6.08, or in Article VII;

(e) the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the

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Borrower or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against the Borrower or any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) the delivery by any Guarantor to the Administrative Agent of written notice that its Guarantee under Article VIII has been revoked or is otherwise declared invalid or unenforceable; or

(n) a Change of Control shall occur;

then, and in every such event (other than an event with respect to the Borrower or any Restricted Subsidiary described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Majority Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Aggregate Commitment, and thereupon the Aggregate Commitment shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder (including, without limitation, the payment of cash collateral to secure the total LC Exposure as provided in Section 2.07(j)), shall become due and payable immediately, without presentment, demand, protest or other notice of

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any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Aggregate Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Without limiting the foregoing, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, the Issuing Bank and each Lender may protect and enforce its rights under this Agreement and the other Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in this Agreement or any other Loan Document, and the Administrative Agent, the Issuing Bank and each Lender may enforce payment of any Obligations due and payable hereunder or enforce any other legal or equitable right and remedies which it may have.

Article X

The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Credit Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders or the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any

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duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. No Person identified as a Co-Syndication Agent, Co-Documentation Agent or Co-Lead Arranger, in each case in its respective capacity as such, shall have any responsibilities or duties, or incur any liability, under this Agreement or the other Loan Documents.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in Chicago, Illinois or New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 11.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

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Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to release any Collateral that it is permitted to be sold or released pursuant to the terms of the Loan Documents. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Collateral to the extent such sale or other disposition is permitted by the terms of Section 7.03 or is otherwise authorized by the terms of the Loan Documents. For the avoidance of doubt and without limiting the generality of the foregoing, (A) on the Effective Date, each Lender and the Issuing Bank hereby authorizes the Administrative Agent to (i) terminate and release all of the Liens and security interests in the Equity Interests held by the Credit Parties in TGGT Holdings securing repayment of the Obligations and the Guaranteed Liabilities under the Loan Documents and (ii) terminate the intercreditor agreement with TGGT Holdings and BG Gathering entered into in respect of the Liens and security interests referred to in clause (i) above, and (B) upon the consummation of the Marcellus Joint Venture, each Lender and the Issuing Bank hereby authorizes the Administrative Agent to terminate and release (i) the Marcellus JV Operator from its obligations (x) as a Guarantor under Article VIII of this Agreement and (y) as a Grantor under the Pledge Agreement and (ii) all of the Liens and security interests granted by the Marcellus JV Operator under the Security Instruments securing repayment of the Obligations and Guaranteed Liabilities under the Loan Documents.

Article XI

Miscellaneous

Section 11.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone or electronic mail (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to EXCO Resources, Inc., 12377 Merit Drive, Suite 1700, Dallas, Texas 75251, Attention: J. Douglas Ramsey, Ph.D., Vice President – Finance, Telecopy No. (214) 368-2087, E-mail: dramsey@excoresources.com, with a

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copy to EXCO Resources, Inc., 12377 Merit Drive, Suite 1700, Dallas, Texas 75251, Attention: Stephen F. Smith, President and Chief Financial Officer, Telecopy No. (214) 706-3409, E-mail: ssmith@excoresources.com. For purposes of delivering the documents pursuant to Section 6.01(a), Section 6.01(b) and Section 6.01(d), the website address is www.excoresources.com;

(ii) if to the Administrative Agent or Issuing Bank, to JPMorgan Chase Bank, N.A., Mail Code IL1-0010, 10 South Dearborn, 7th Floor, Chicago, Illinois 60603-2003, Attention: Claudia Kech, Telecopy No.: (312) 385-7096, E-mail: claudia.kech@jpmchase.com, with a copy to JPMorgan Chase Bank, N.A., 2200 Ross Avenue, 3rd Floor, TX1-2991, Dallas, Texas 75201, Attention: Kimberly A. Bourgeois, Senior Vice President, Telecopy No. (214) 965-3280, E-mail: kimberly.a.bourgeois@jpmorgan.com;

(iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address, telecopy number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 11.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

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(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Credit Parties and the Majority Lenders or by the Credit Parties and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall:

(i) increase the Borrowing Base without the written consent of each Lender;

(ii) increase the Commitment of any Lender or, except as set forth in the definition of Applicable Percentage, increase the Applicable Percentage of any Lender, in each case, without the written consent of such Lender;

(iii) increase the Maximum Facility Amount without the written consent of each Lender;

(iv) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby;

(v) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of the Aggregate Commitment, without the written consent of each Lender affected thereby (it being understood that waiver of a mandatory prepayment of the Loans or a mandatory reduction of the Commitments shall not constitute a postponement or waiver of a scheduled payment or date of expiration);

(vi) change Section 2.19(b), Section 2.19(c) or Section 2.19(e) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;

(vii) except in connection with any sales, transfers, leases or other dispositions permitted in Section 7.03, release any Credit Party from its obligations under the Loan Documents or release any of the Collateral without the written consent of each Lender;

(viii) change any of the provisions of this Section or the definition of “Super-Majority Lenders”, “Majority Lenders” or “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder (including the rights of the Administrative Agent and the Issuing Bank under Section 2.21) without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be.

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Section 11.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) THE CREDIT PARTIES SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, THE CO-LEAD ARRANGERS, THE CO-SYNDICATION AGENTS, THE CO-DOCUMENTATION AGENTS, THE ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS OR ANY OTHER TRANSACTIONS CONTEMPLATED HEREBY, (II) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY SUBSIDIARY, OR (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE

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DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.

(c) To the extent that any Credit Party fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage of such unpaid amount with respect to the amounts to be paid to the Issuing Bank and such Lender’s Aggregate Applicable Percentage of such unpaid amount with respect to amounts to be paid to the Administrative Agent (in each case, determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.

(d) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE CREDIT PARTIES SHALL NOT ASSERT, AND HEREBY WAIVE, ANY CLAIM AGAINST ANY INDEMNITEE, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS, ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREOF.

(e) All amounts due under this Section shall be payable not later than ten (10) days after written demand therefor.

Section 11.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by such Credit Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)

(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under

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this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, a Federal Reserve Bank, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent; and

(C) the Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of such Lender’s Commitment and such Lender’s Loans under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 11.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the

EXCO CREDIT AGREEMENT – Page 96

interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.16, Section 2.17, Section 2.18 and Section 11.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section except that any attempted assignment or transfer by any Lender that does not comply with clause (C) of Section 11.04(b)(ii) shall be null and void.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment and Applicable Percentage of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Credit Parties, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Credit Parties, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.07(d) or Section 2.07(e), Section 2.08, Section 2.19(d) or Section 11.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)

(i) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it);

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provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.16, Section 2.17 and Section 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.19(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.16 or Section 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the prior written consent of the Borrower. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.18 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.18(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 11.05. Survival. All covenants, agreements, representations and warranties made by the Credit Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Aggregate Commitment has not expired or terminated. The provisions of Section 2.16, Section 2.17, Section 2.18 and Section 11.03 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions

EXCO CREDIT AGREEMENT – Page 98

contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Aggregate Commitment or the termination of this Agreement or any provision hereof.

Section 11.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent and J.P. Morgan constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 11.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of any Credit Party now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section and Section 8.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 11.09. GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

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(b) EACH CREDIT PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) EACH CREDIT PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.01. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 11.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

EXCO CREDIT AGREEMENT – Page 100

Section 11.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 11.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or any self-regulatory authority or agency possessing investigative powers and the ability to sanction members for non-compliance, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as, or otherwise consistent with, those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Credit Parties and their obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than a Credit Party. For the purposes of this Section, “Information” means all information received from any Credit Party relating to any Credit Party or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Credit Party; provided that, in the case of information received from any Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 11.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender. Chapter 346 of the Texas Finance Code (which regulates certain revolving credit accounts (formerly Tex. Rev. Civ. Stat. Ann. Art. 5069, Ch. 15)) shall not apply to this Agreement or to any Loan, nor shall this Agreement or any Loan be governed by or be subject to the provisions of such Chapter 346 in any manner whatsoever.

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Section 11.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Credit Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Act. The Borrower shall, upon the request of the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requires to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Section 11.15. Original Credit Agreements. Upon the Effective Date, this Agreement shall supersede and replace in their respective entireties the Original Credit Agreements; provided, however, that (a) all loans, letters of credit, and other indebtedness, obligations and liabilities outstanding under the Original Credit Agreements on such date shall continue to constitute Loans, Letters of Credit and other indebtedness, obligations and liabilities under this Agreement, (b) the execution and delivery of this Agreement or any of the Loan Documents hereunder shall not constitute a novation, refinancing or any other fundamental change in the relationship among the parties and (c) the Loans, Letters of Credit, and other indebtedness, obligations and liabilities outstanding hereunder, to the extent outstanding under the Original Credit Agreements immediately prior to the date hereof, shall constitute the same loans, letters of credit, and other indebtedness, obligations and liabilities as were outstanding under the Original Credit Agreements.

Section 11.16. Reaffirmation and Grant of Security Interest. Each Credit Party hereby (i) confirms that each Security Instrument (as defined in the Original Credit Agreements) to which it is a party or is otherwise bound and all Collateral encumbered thereby, will continue to guarantee or secure, as the case may be, to the fullest extent possible in accordance with the Loan Documents, and regardless of whether any Guarantor under this Agreement was a “Borrower” under either of the Original Credit Agreements, the payment and performance of all Obligations and Guaranteed Liabilities under this Agreement and the Secured Indebtedness (as such term is defined in the Mortgages) under the Mortgages, as the case may be, and (ii) reaffirms its grant to the Administrative Agent for the benefit of the Secured Parties of a continuing Lien on and security interest in and to such Credit Party’s right, title and interest in, to and under all Collateral as collateral security for the prompt payment and performance in full when due of the Obligations and Guaranteed Liabilities under this Agreement and the Secured Indebtedness under the Mortgages (whether at stated maturity, by acceleration or otherwise) in accordance with the terms thereof.

Section 11.17. Reallocation of Commitments and Loans. The Lenders have agreed among themselves to reallocate their respective Commitments as contemplated by this Agreement and to adjust their interests in the Aggregate Commitment and the Loans accordingly. On the Effective Date and after giving effect to such reallocation and adjustment of the Aggregate Commitment, the Commitment and Applicable Percentage of each Lender shall be as

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set forth on Schedule 2.01 and each Lender shall own its Applicable Percentage of the outstanding Loans. The reallocation and adjustment to the Commitments of each Lender as contemplated by this Section 11.17 shall be deemed to have been consummated pursuant to the terms of the Assignment and Assumption attached as Exhibit A hereto as if each of the Lenders had executed an Assignment and Assumption with respect to such reallocation and adjustment. The Borrower and Administrative Agent hereby consent to such reallocation and adjustment of the Commitments. The Administrative Agent hereby waives the $3,500 processing and recordation fee set forth in Section 11.04(b)(ii)(C) with respect to the assignments and reallocations of the Commitments contemplated by this Section 11.17. To the extent requested by any Lender, and in accordance with Section 2.17, the Borrower shall pay to such Lender, within the time period prescribed by Section 2.17, any amounts required to be paid by the Borrower under Section 2.17 in the event the payment of any principal of any Eurodollar Loan or the conversion of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto is required in connection with the reallocation contemplated by this Section 11.17.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

EXCO RESOURCES, INC.

By:	/s/ J. Douglas Ramsey. Ph.D.
Name:	J. Douglas Ramsey, Ph.D.
Title:	Vice President – Finance

GUARANTORS:

EXCO RESOURCES (PA), INC.
EXCO RESOURCES (WV), INC.
EXCO SERVICES, INC.
EXCO MIDCONTINENT MLP, LLC
VERNON GATHERING, LLC
EXCO PARTNERS GP, LLC
EXCO GP PARTNERS OLP GP, LLC

By:	/s/ J. Douglas Ramsey. Ph.D.
Name:	J. Douglas Ramsey, Ph.D.
Title:	Vice President – Finance

EXCO OPERATING COMPANY, LP

By:	EXCO Partners OLP GP, LLC its sole general partner

	By:	/s/ J. Douglas Ramsey. Ph.D.
	Name:	J. Douglas Ramsey, Ph.D.
	Title:	Vice President – Finance

EXCO GP PARTNERS OLD, LP

By:	EXCO Partners GP, LLC its sole general partner

	By:	/s/ J. Douglas Ramsey. Ph.D.
	Name:	J. Douglas Ramsey, Ph.D.
	Title:	Vice President – Finance

JPMORGAN CHASE BANK, N.A., as a Lender and as Administrative Agent and Issuing Bank

By:	/s/ Kimberly A. Bourgeois
Name:	Kimberly A. Bourgeois
Title:	Senior Vice President

BANK OF AMERICA, N.A., as a Lender and as Co-Lead Arranger and Co-Syndication Agent

By:	/s/ Jeffrey H. Hainkamp
Name:	Jeffrey H. Hainkamp
Title:	Managing Director

BNP PARIBAS, as a Lender and as Co-Lead Arranger and Co-Syndication Agent

By:	/s/ Richard Hawthorne
Name:	Richard Hawthorne
Title:	Director

By:	/s/ David Dodd
Name:	David Dodd
Title:	Managing Director

ROYAL BANK OF CANADA, as a Lender and as Co-Lead Arranger and Co-Documentation Agent

By:	/s/ Don J. McKinnerney
Name:	Don J. McKinnerney
Title:	Authorized Signatory

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and as Co-Documentation Agent

By:	/s/ Tom K. Martin
Name:	Tom K. Martin
Title:	Vice President

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director Banking Products Services US

By:	/s/ Mary E. Evans
Name:	Mary E. Evans
Title:	Associate Director Banking Products Services US

NATIXIS, as a Lender

By:	/s/ Donovan C. Broussard
Name:	Donovan C. Broussard
Title:	Managing Director

By:	/s/ Liana Tchernysheva
Name:	Liana Tchernysheva
Title:	Director

THE ROYAL BANK OF SCOTLAND PLC, as a Lender

By:	/s/ Lucy Walker
Name:	Lucy Walker
Title:	Vice President

UNION BANK, N.A., as a Lender

By:	/s/ Douglas Gale
Name:	Douglas Gale
Title:	Vice President

BANK OF MONTREAL, as a Lender

By:	/s/ Gumaro Tijerina
Name:	Gumaro Tijerina
Title:	Director

BANK OF SCOTLAND PLC, as a Lender

By:	/s/ Julia R. Franklin
Name:	Julia R. Franklin
Title:	Assistant Vice President

CITIBANK, N.A., as a Lender

By:	/s/ Ryan Watson
Name:	Ryan Watson
Title:	Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender

By:	/s/ Marcus M. Tarkington
Name:	Marcus M. Tarkington
Title:	Director

By:	/s/ Marguerite Sutton
Name:	Marguerite Sutton
Title:	Director

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender

By:	/s/ David Gurghigian
Name:	David Gurghigian
Title:	Managing Director

By:	/s/ Michael D. Willis
Name:	Michael D. Willis
Title:	Managing Director

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Daria Mahoney
Name:	Daria Mahoney
Title:	Vice President

COMERICA BANK, as a Lender

By:	/s/ Dustin Hansen
Name:	Dustin Hansen
Title:	Senior Vice President

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ William M. Ginn
Name:	William M. Ginn
Title:	General Manager

BARCLAYS BANK PLC, as a Lender

By:	/s/ Sam Yoo
Name:	Sam Yoo
Title:	Assistant Vice President

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Marc Graham
Name:	Marc Graham
Title:	Director